EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

by and among

IMPRIMIS PHARMACEUTICALS, INC.,

DENNIS SAADEH,

TINA SULIC-SAADEH,

SOUTH COAST SPECIALTY COMPOUNDING

 (D/B/A PARK COMPOUNDING)

and

SELLER REPRESENTATIVE

Dated as of November 26, 2014

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Exhibit A – Form of Employment Agreements

Exhibit B – Form of Lease Agreement

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 26, 2014 (“Effective Date”), by and among Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”), Dennis Saadeh and Tina Sulic-Saadeh, (each, a “Seller” and collectively, the “Sellers”), South Coast Specialty Compounding (d/b/a Park Compounding), a California close corporation (the “Company”) which for tax purposes has made an election under subchapter S of the Internal Revenue Code of 1986, as amended, and Dennis Saadeh as Seller Representative. Each of the foregoing may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Appendix A hereto.

WHEREAS, the Sellers together own 500 shares of common stock of the Company, in the aggregate representing one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Company develops, produces and sells pharmaceutical compounds (the “Business”); and

WHEREAS, the Sellers desire to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Party hereto, intending to be legally bound, hereby agrees as follows:

ARTICLE I.
SALE AND PURCHASE

Section 1.1. Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver all of its Shares free and clear of all Encumbrances, to the Purchaser, and the Purchaser shall purchase and accept all of the Shares from such Seller (the “Purchase”) in exchange for the Purchase Price (as defined below) at the time and in the manner set forth in Section 1.2 and elsewhere herein.

Section 1.2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., prevailing Pacific Time, on the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE V (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing) (the “Closing Date”) at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California 92130, unless another time, date or place is agreed to in writing by the Purchaser and the Seller Representative.

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Section 1.3. Closing Deliverables.

(a) At the Closing, the Sellers shall deliver (or cause to be delivered) to the Purchaser or its designee:

(i) (A) stock certificate(s) representing the Shares, and (B) a stock power, in a form satisfactory to the Purchaser covering the Shares, with all stock transfer Taxes, if any, paid for in full;

(ii) a certificate of good standing with respect to the Company issued by the appropriate Governmental Entity of its jurisdiction of incorporation;

(iii) a receipt duly executed by the Seller Representative evidencing the receipt of the Closing Payment and the Purchaser Stock Consideration (as defined below);

(iv) a counterpart of this Agreement, duly executed by the Sellers, the Seller Representative and the Company;

(v) employment agreements, substantially in the form attached hereto as Exhibit A (the “Employment Agreements”), duly executed by the Sellers;

(vi) the Lease Agreement, duly executed by Novel Holdings Partners LLC;

(vii) a certificate, dated as of the Closing Date, duly executed by an executive officer of the Company, certifying that true and complete copies of the Company’s Fundamental Documents, as in effect on the Closing Date, are attached to such certificate;

(viii) evidence satisfactory to the Purchaser with respect to the resignation of all directors (or persons in similar positions) of the Company; and

(ix) a certificate from each Seller, dated as of the Closing Date, prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2) and in a form reasonably acceptable to Purchaser, certifying each Seller’s non-foreign status.

(b) At the Closing, the Purchaser shall deliver (or cause to be delivered) to the Seller Representative:

(i) a counterpart of this Agreement, duly executed by the Purchaser;

(ii) counterparts of the Employment Agreements, duly executed by the Purchaser;

(iii) a counterpart to the Lease Agreement, duly executed by the Purchaser; and

(iv) a stock certificate for each Seller, each such certificate representing the portion of the restricted common shares constituting Purchaser Stock Consideration (defined in Section 1.4 below) to be allocated to each such Seller as provided for in the flow of funds memorandum contemplated by Section 1.5(b) below.

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Section 1.4. Purchase Price. At the Closing, (a) Purchaser shall deliver to the Sellers (collectively, and not individually) payment, by wire transfer to a bank account designated in writing by the Sellers in immediately available funds, a cash payment of three million dollars ($3,000,000) (the “Base Purchase Price”), and (b) Purchaser shall issue to the Sellers (collectively, and not individually) such number of restricted common shares, $0.001 par value, of Purchaser (“Purchaser Stock”) equal to the quotient obtained by dividing (i) five hundred thousand dollars ($500,000) (the “Equity Purchase Price”) by (ii) the average closing price of Purchaser Stock for the ten (10) trading days preceding the Closing Date (the “Closing Stock Price” and such resulting number of shares of Purchaser Stock, the “Purchaser Stock Consideration”). In addition, following the Closing, Purchaser shall make additional payments (the “Deferred Consideration”) to the Sellers (collectively, and not individually) as follows: fifty-three thousand, one hundred twenty-five dollars ($53,125) at the end of each of the twelve (12) full calendar quarters following the Closing (i.e., March 31, June 30, September 30 and December 31). The Deferred Consideration shall not bear interest. Each of the last six (6) payments of the Deferred Consideration shall be convertible, at the Sellers’ option, into restricted common stock of Purchaser Stock at the Closing Stock Price. The Base Purchase Price, the Equity Purchase Price, and the Deferred Consideration are collectively referred to herein as the “Purchase Price.” The Purchase Price shall be subject to adjustment pursuant to Section 1.5. At the Closing, by reason of its acquisition of the Company, Purchaser shall assume responsibility for payment of only the current accounts payable (the “Payables”) of the Company as set forth in the Estimated Closing Statement (as defined below). The Sellers may transfer any excess cash of the Company held or received by the Company prior to the Closing to the Sellers subject to the purchase price adjustment set forth in Section 1.5 below.

Section 1.5. Purchase Price Adjustment.

(a) At least five (5) Business Days prior to the Closing, the Company and the Purchaser shall finalize an estimated statement, which sets forth the Estimated Closing Balance Sheet, the Payables, Non-Ordinary Course Liabilities and the Estimated Closing Working Capital (the “Estimated Closing Statement”). The Purchase Price to be paid at the Closing (the “Closing Payment”) shall be reduced by the amount of any Non-Ordinary Course Liabilities. The Closing Payment to be paid at Closing shall also be reduced by the amount of the Estimated Working Capital Deficit, if any, or increased by the amount of the Estimated Working Capital Surplus, if any. Such adjustments to the Purchase Price shall be referred to herein collectively as the “Estimated Closing Adjustment.” The Estimated Closing Adjustment shall be determined without regard to the limitations set forth in Section 7.1 and Section 7.4 hereof.

(b) At least two (2) Business Days prior to the Closing, the Parties shall agree upon a flow of funds memorandum, which shall set forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount of the Base Purchase Price and Deferred Consideration and the wire transfer information therefor, and the shares representing the Purchaser Stock Consideration.

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(c) Within seventy-five (75) days following the Closing Date, the Purchaser shall cause the Company to prepare and deliver to the Seller Representative a closing statement, which shall set forth the Closing Balance Sheet, the Non-Ordinary Course Liabilities and the Closing Working Capital (the “Closing Statement”), and a schedule based upon the Closing Statement setting forth any adjustments to the Estimated Closing Adjustment (the aggregate amount of such adjustments, collectively, the “Closing Adjustment”). The Sellers shall assist the Purchaser in the preparation of the Closing Statement if requested by the Purchaser.

(d) The Seller Representative shall have a period of thirty (30) days after receipt of the Closing Statement to notify the Purchaser of the Sellers’ election to accept or reject the Closing Statement. In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment. No rejection may be made by the Sellers unless the requested adjustment is equal to or greater than eight percent (8%) of the Closing Adjustment set forth in the Closing Statement. In the event no notice is received by the Purchaser during such thirty (30)-day period, the Closing Statement and any required adjustments resulting therefrom shall be deemed accepted by the Sellers and final and binding on the Parties. In the event that the Seller Representative shall timely reject the Closing Statement, the Purchaser and the Seller Representative shall, within sixty (60) days following the date upon which the Purchaser received notice from the Seller Representative rejecting the Closing Statement, use good faith efforts to resolve such dispute among themselves by making a joint determination of the Closing Adjustment and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties.

(e) In the event the Seller Representative and the Purchaser shall be unable to agree upon a joint determination of the Closing Adjustment within such sixty (60)-day period, then within ten (10) days thereafter, Purchaser and Seller Representative shall appoint by mutual agreement the office of an impartial, regionally recognized firm of independent certified public accountants other than Sellers’ accountants or Purchaser’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the disputed amounts only and make any adjustments as may be equitably required. All adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties. The Purchaser and the Seller Representative shall request that the Independent Accountants render their determination prior to the expiration of sixty (60) days from the date the dispute was submitted to them, and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties. The fees and expenses of the Independent Accountants shall be allocated to be paid by the Purchaser and/or the Sellers, respectively, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Accountants.

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(f) If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.5 is in the Purchaser’s favor, the amount thereof shall be paid as an adjustment to the Purchase Price by the Sellers to the Purchaser by wire transfer in immediately available funds within seven (7) days after such determination (or by the next Business Day thereafter if the seventh (7th) day is not a Business Day). If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.5 is in the Sellers’ favor, the amount thereof shall be paid as an adjustment to the Purchase Price by the Purchaser to the Sellers by wire transfer in immediately available funds within seven (7) days after such determination (or by the next Business Day thereafter if the seventh (7th) day is not a Business Day). If either Party does not so pay to the other Party by the due date any amounts due under this Section 1.5, such unpaid amounts shall be deemed Losses under ARTICLE VII hereof, which Losses together with interest at a rate of nine percent (9%) per annum shall be paid in full without regard to the limitations set forth in Section 7.1 and Section 7.4 hereof.

Section 1.6. Withholding Taxes. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers pursuant to this Agreement such amounts as may be required by a Taxing authority of competent jurisdiction to be deducted and withheld with respect to Taxes. To the extent that amounts are so withheld and paid over to such a Taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made by the Purchaser.

Section 1.7. Release of Claims. In further consideration of the transactions contemplated hereby, each of the Sellers hereby irrevocably and unconditionally releases, waives and holds the Company, its Affiliates, predecessors, successors and assigns, and its and their respective directors (or persons in similar positions), officers, employees, shareholders, equity holders and agents harmless from and against any and all claims of any nature (the “Sellers Claims”) arising prior to and through the Closing (the “Release”). It is further agreed and understood that this Release is a full and final release of all the Sellers Claims whether known or unknown, fixed or contingent, manifested or unmanifested. The Sellers hereby waive the protection of any provision of any Law that would operate to preserve claims that are unknown as of the Closing Date including California Civil Code Section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Notwithstanding the foregoing, the Release does not release, and is not a waiver of, any claims by Sellers (or Sellers’ heirs and assigns) arising under or relating to this Agreement or any agreement, document, or certificate entered into in connection with this Agreement or any unpaid compensation due to them in their capacity as employees of the Company prior to Closing.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Sellers’ Disclosure Schedules (the disclosure in any section of the Seller’s Disclosure Schedules shall qualify other sections of this Agreement to the extent it is readily apparent from the face of the statement that it is applicable thereto), the Sellers jointly and severally represent and warrant to the Purchaser as follows:

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Section 2.1. Organization; Good Standing; Qualification and Power. The Company is duly incorporated, validly existing and in good standing under the Laws of California, has all requisite power and authority to own, lease and operate its Assets and to carry on its business as presently being conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of the Company requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Fundamental Documents of the Company, true and complete copies of which have been delivered to the Purchaser, are in full force and effect.

Section 2.2. Authorization. Each Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Seller has been duly authorized by all necessary action on the part of such Seller. This Agreement, and each of the other agreements being delivered by each Seller in connection herewith, has been duly executed and delivered by such Seller and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability affecting enforcement of creditors’ rights generally and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 2.3. Title to Shares. The Sellers have good and valid title to the Shares and at the Closing will transfer to the Purchaser good and valid title to the Shares, free and clear of any Encumbrances or limitations or restrictions of any nature whatsoever.

Section 2.4. Non-contravention. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not (i) violate any Law to which each Seller, the Company or any of their respective Assets are subject, (ii) violate any provision of the Fundamental Documents of the Company, (iii) violate, conflict with, result in a breach of, in any material respect, or constitute (with due notice or lapse of time or both) a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any material Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which each Seller or the Company is a party or by which any of them is bound or to which any of their respective Assets is subject, or (iv) result in the creation or imposition of any Lien upon any of the properties or Assets of the Company; except, in the case of clause (iii) and clause (iv) of this Section 2.4, for matters that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.5. Consents and Approvals. Schedule 2.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any Person and each declaration to or filing or registration with any Governmental Entity, that is required of or to be made by the Company or each Seller in connection with the execution and delivery of this Agreement by any of them or the performance by any of them of their respective obligations hereunder.

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Section 2.6. Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, of which 500 shares of common stock are issued and outstanding; all of which are owned (beneficially and of record) by the Sellers. Except for the Shares, there are no shares or other securities of the Company issued or outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable and no personal Liability attaches to the ownership thereof.

(b) There are, and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding Shares or any securities convertible into or exchangeable for any shares of the Company, (iii) treasury shares of the Company, (iv) issued or outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company’s Fundamental Documents or any Contract to which the Company or each Seller is a party, or (vi) Encumbrance (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

(c) All shares and other securities issued by the Company have been issued in transactions in accordance with all applicable Laws governing the sale and purchase of securities.

(d) The Company does not have any Indebtedness for borrowed money and has not guaranteed any other Person’s Indebtedness for borrowed money.

(e) Upon the consummation of the transactions contemplated by this Agreement, and assuming the Purchaser’s full payment of the Purchase Price, the Purchaser will own all of the issued and outstanding shares of the Company free and clear of all Encumbrances, proxies, voting trusts or agreements or other restrictions and limitations of any kind.

Section 2.7. Subsidiaries. The Company does not have any Subsidiaries and except as set forth on Schedule 2.7, the Company does not directly or indirectly own, or hold any rights to acquire, any shares of capital stock or any other securities or interests in any other Person.

Section 2.8. Bankruptcy. The Company is not involved in any Proceeding by or against it as a debtor before any Governmental Entity under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company. The Company is not, and immediately (and only immediately) after giving effect to the consummation of the transactions contemplated at the Closing, will not be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law.

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Section 2.9. Financial Statements.

(a) The Sellers have delivered to the Purchaser true and complete copies of, (a) the unaudited consolidated balance sheet of the Company as of December 31, 2013, and December 31, 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2013, and December 31, 2012, including the notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2014 (the “Interim Balance Sheet”), and the related statements of operations, changes in shareholders’ equity and cash flows for the period then ended (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared based on the books and records of the Company (which are true and correct in all material respects), and (ii) present fairly, in material all respects, the consolidated financial position, results of operations and changes in cash flow of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year end audit adjustments consistent with prior periods). Since September 30, 2014 (the “Balance Sheet Date”), except as required by applicable Law or GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) The Sellers and the Company maintain a system of internal controls over financial reporting which is designed to provide reasonable assurance in Sellers’ reasonable determination in consultation with the Company’s independent accountants regarding the reliability of financial reporting and the preparation of financial statements, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the Company that could have a material effect on the financial statements.

(c) The Company is not a party to nor does it have any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

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Section 2.10. Liabilities. The Company does not have any Liability, including, without limitation, any Tax Liability, which is not reflected on the Interim Financial Statements or set forth on the Disclosure Schedule, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which Liabilities do not exceed $50,000 in the aggregate. The Company does not have any Indebtedness other than the Payables assumed pursuant to the terms of Section 1.4 above. Except as set forth on the Interim Financial Statements or the Disclosure Schedule, the Company is not, directly or indirectly, liable upon or with respect to (by discount, repurchase or otherwise), or obligated in any way to provide funds in respect of, or to guarantee or assume, a debt, obligation or dividend of any Person other than in the ordinary course of business provided that any guarantee or assumption of a debt, obligation or dividend of any Person in excess of fifty thousand dollars ($50,000) shall be deemed not in the ordinary course of business.

Section 2.11. Accounts Receivable. All notes and accounts receivable payable to or for the benefit of the Company are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with the Company’s customary practices) carried (or to be carried) on the books of the Company, none of such notes or accounts receivable is past due more than ninety (90) days and there is no contest, claim, defense or right of setoff with any account debtor of an accounts receivable relating to the amount or validity of such accounts receivable. The Company does not advance premiums or other monies to customers nor does it have any Contracts with customers pursuant to which the Company is obligated to provide services to customers without charge to the customer or at a discount to the customer, whether as a result of the time period the Company provides services to the customer, as a result of the volume of products or services provided to the customer or otherwise. The Company has not offered any material rebates to any of its customers which will apply at any time after the Closing.

Section 2.12. Certain Business Practices.

(a) Neither the Sellers, nor to the Knowledge of the Sellers, any director, officer, agent or Employee of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, or any unlawful payments to foreign or domestic political parties or campaigns, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any other unlawful payment to any foreign or domestic government official or employee.

(b) The Company has not, as of the Effective Date, and has no plans to, enter into a Contract with a “Specially Designated National” or “Blocked Person” as defined by the Office of Foreign Asset Control of the United States Department of the Treasury.

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Section 2.13. Absence of Certain Developments. Since the Balance Sheet Date, there has been no (a) event, circumstance or condition, which has had, or would be reasonably expected to have, a Material Adverse Effect; (b) declaration, setting aside or payment of any dividend or other redemption or distribution with respect to the shares of the Company; (c) issuance of shares or options, warrants or rights to acquire shares of the Company; (d) loss, destruction or damage in excess of $100,000 to any Asset of the Company, whether or not insured; (e) incurrence, guarantee, acceleration or prepayment of any Indebtedness or the refunding of any such Indebtedness other than Payables in the ordinary course of business; (f) material change in personnel of the Company, or the salaries, terms or conditions of their employment; (g) waiver of any right with a value in excess of $25,000; (h) loan or extension of credit to any director, officer or Employee of the Company, except for advances for reimbursable travel expenses made in the ordinary course of business consistent with past practice; (i) acquisition, disposition or lease of any Asset involving more than $25,000 (or any Contract therefor), or any other material transaction by the Company otherwise than for fair value and in the ordinary course of business consistent with past practice; (j) sale, assignment transfer, exclusive license or other disposal of any patents, patent applications, trademarks, copyrights, trade secrets or other material Intellectual Property rights or other intangible Assets; (k) mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its properties or Assets, except Liens for Taxes not yet due or payable; (l) acceleration, termination, modification or cancellation of any Contract (or series of related Contracts) involving more than $25,000 to which the Company is a party or by which the Company is bound and, to the Knowledge of the Sellers, no Person has notified the Company that it intends to take any such action; (m) any material adverse claims, complaints or performance problems or product recalls related to any goods sold or services provided by the Company; (n) any change in accounting methods, principals, or practices used in preparing the Financial Statements; (o) material write-down or write-up of the value of any Asset of the Company, or write-off of any accounts receivable or notes receivable or any portion thereof; or (p) commitment on behalf of the Company to do any of the foregoing.

Section 2.14. Compliance with Law.

(a) The Company has not been in, nor has any material Liability in respect of any, violation of, and to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, in any material respect, or any material Liability suffered or incurred by the Company in respect of any violation of or noncompliance with, any Laws that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Sellers, threatened, alleging any such violation or noncompliance.

(b) The Company has all Permits necessary for the conduct of its business as presently conducted and as proposed to be conducted, and (i) each of the Permits is in full force and effect, (ii) the Company is in compliance, in all material respects, with the terms, provisions and conditions thereof, (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits, and (iv) to the Knowledge of the Sellers, no condition (including, without limitation, the execution of this Agreement and the consummation of the transactions contemplated hereby) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein. Schedule 2.14 sets forth a list of all the Permits, and the Sellers have furnished to the Purchaser true and complete copies of all of the Permits.

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Section 2.15. Title to Properties. The Company does not own, nor has owned, any real property. Schedule 2.15 includes a true, correct and complete list of (i) all Contracts (and all amendments, modifications, supplements, renewals, extensions and guarantees related thereto) under which the Company leases any real property as a lessee thereof (such Contracts, together with all amendments, modifications, supplements, renewals, exhibits, schedules, extensions and guarantees related thereto, are hereby referred to individually as a “Real Property Lease” and collectively, as the “Real Property Leases”) and (ii) the street address of the real property that is leased pursuant to each Real Property Lease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). The Company has furnished to the Purchaser true, correct and complete copies of all Real Property Leases. No Person other than the Company has any option or right to terminate any of the Real Property Leases other than as expressly set forth in such Real Property Leases. The Company (a) owns good, valid and marketable title, free and clear of all Liens and Encumbrances (other than Permitted Liens), to all of its tangible Assets, and (b) is not obligated under any Contract, or subject to any restriction, that presently materially impairs, has materially impaired, or might in the future reasonably be expected to materially impair the Company’s right, title or interest in or to any of its tangible Assets. The Company owns, leases under valid leases or has use of and/or valid access under valid agreements to all facilities, machinery, equipment and other tangible Assets necessary for the conduct of its business as presently conducted and or proposed to be conducted. With respect to the property and Assets it leases (including, without limitation, the Leased Real Properties), the Company is in compliance with such leases (including, without limitation, the Real Property Leases) and holds a valid and enforceable leasehold interest therein, free of any Liens, other than to the lessors of such property or Assets or Permitted Liens. There are no parties physically occupying or using any portion of any of the Leased Real Properties nor do any other parties have the right to physically occupy or use any portion of the Leased Real Properties, in each case, other than the Company.

Section 2.16. Tax Matters.

(a) The Company has timely filed when due all Tax Returns required by applicable Law to be filed with respect to the Company, and all such Tax Returns were true, correct and complete in all material respects as of the time of such filing.

(b) All Taxes due and payable by or on behalf of the Company (whether or not shown on any Tax Return), or for which the Company may be liable if required to have been paid, have been paid. Any Liability of the Company for Taxes not yet due and payable do not exceed the amount shown on the face of the Interim Balance Sheet (disregarding timing differences), as adjusted for the period thereafter through the Closing Date assuming the business is operated in the ordinary course.

(c) Schedule 2.16(c) sets forth each jurisdiction in which the Company is subject to Tax and the type of Tax to which the Company is subject.

(d) There is no Proceeding now against, asserted or, to the Knowledge of the Company, threatened, with respect to the Company and any Tax.

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(e) No claim has been made by any Governmental Entity in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to the Knowledge of the Sellers, is any such assertion threatened.

(f) The Company has withheld and paid all Taxes to the applicable Governmental Entity required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(g) There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of or with respect to the Company, and no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company.

(h) There are no Liens for Taxes upon any Assets of the Company other than Permitted Liens.

(i) The Company has not requested or been granted an extension of the time for filing any Tax Return, which Tax Return has not yet been filed.

(j) The Company is not a party to or bound by any Tax indemnity, allocation agreement, sharing or similar Contract.

(k) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(l) The Company will not be required to (i) include in taxable income for any taxable period (or portion thereof) ending after the Closing any amount related to an item of income that for financial reporting purposes was recognized on or prior to the Closing or (ii) deduct from taxable income for any taxable period ending on or prior to the Closing any amount related to an item of loss or expense that for financial reporting purposes will be claimed as a loss or item of expense subsequent to the Closing. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of Tax Law) or other change in accounting method made on or prior to the Closing Date; (ii) closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(m) The Company has complied in all material respects with all Tax Laws relating to (i) the classification for U.S. federal income Tax purposes of service providers as independent contractors or employees and (ii) Tax information reporting and withholding of Taxes required to be withheld in connection with any payments.

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(n) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) would result in the payment of any amount or provision of any benefit to any Person that would, individually or in combination with any other such payment or benefit, not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)). There is no written or unwritten agreement, plan, arrangement or other Contract, including any Benefit Arrangement, by which the Sellers, the Company or any of their Affiliates are bound to compensate, indemnify or otherwise make whole, any Person, or dependent or beneficiary thereof, for additional or excise taxes paid or payable pursuant to Section 4999 of the Code or any costs or Liabilities relating thereto.

(o) Each Benefit Arrangement or any other Contract or arrangement of the Company that is, or was, subject to Section 409A of the Code is currently, and has been since January 1, 2009, in documentary and operational compliance with the requirements of Section 409A of the Code. There is no written or unwritten agreement, plan, arrangement or other Contract, including any Benefit Arrangement, by which the Sellers, the Company or any of their Affiliates are bound to compensate, indemnify or otherwise make whole, any Person, or dependent or beneficiary thereof, for additional or excise taxes paid or payable pursuant to Section 409A of the Code or any costs or Liabilities relating thereto.

(p) The Company is, and since its inception always has been, an “S corporation” within the meaning of Section 1361(a)(1) of the Code for U.S. federal and state income Tax purposes. The Company will not have any liability for any Tax under Section 1374 of the Code (or any corresponding or similar provision of Tax Law) in connection with a deemed sale of assets pursuant to a Section 338(h)(10) Election (if applicable).

(q) Each of the Sellers is an individual that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 2.17. Intellectual Property.

(a) Schedule 2.17(a) sets forth a true, accurate and complete list of all (i) patents and patent applications, (ii) trademark registrations and applications, (iii) material unregistered trademarks, (iv) registered copyrights and (v) Internet domain names, in each case owned or purported to be owned by the Company or by the Sellers and used by the Company (which will be transferred to Company at Closing) in any jurisdiction worldwide (collectively, “Listed Intellectual Property”). The Listed Intellectual Property owned by the Sellers which is used by the Company and to be transferred to the Company at Closing is specifically denoted in Schedule 2.17(a). All registrations pertaining to Listed Intellectual Property are subsisting, valid and enforceable.

(b) The Company exclusively owns all right, title and interest in the Listed Intellectual Property and, to the Knowledge of the Company, all other material Company Intellectual Property owned or purported to be owned by the Company, in each case free and clear of all Encumbrances. No such Company Intellectual Property is the subject of any Proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The Company is not subject to any Order that restricts or impairs the use of any material Company Intellectual Property.

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(c) The Company owns all right, title and interest in and to, or has valid and enforceable licenses to use, all Intellectual Property necessary to the conduct of its business as currently conducted and as proposed to be conducted. The Company is in material compliance with all contractual obligations relating to the protection of the Intellectual Property it uses pursuant to license or other agreement. Neither the Company Intellectual Property nor the conduct of the business of the Company as currently conducted and as proposed to be conducted conflicts with, infringes, misappropriates, or otherwise violates any Intellectual Property or other proprietary right of any Person. The consummation of the transactions contemplated by this Agreement will not alter or impair any rights of, or impose any additional obligation upon, the Company to any Company Intellectual Property.

(d) To the Knowledge of the Sellers, no Person has infringed, misappropriated or otherwise violated any right to, or is currently infringing, misappropriating or otherwise violating any right to, any Company Intellectual Property owned by, or licensed under exclusive terms to, the Company. There is no Proceeding pending or, to the Knowledge of the Sellers, threatened against the Company: (i) alleging any such conflict with, or infringement, misappropriation or other violation of any Person’s Intellectual Property rights; or (ii) challenging the Company’s ownership or use, or the validity or enforceability, of any Company Intellectual Property. Schedule 2.17(d) accurately identifies (and the Sellers have provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication sent or otherwise delivered by, or received by, the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Intellectual Property by the Company, or any other Person including any unsolicited offer by a third party to license such third party’s Intellectual Property, and provides a brief description of the current status of the matter referred to in such communication.

(e) The Company has taken commercially reasonable steps (including, without limitation, entering into assignment, confidentiality and nondisclosure agreements and work for hire agreements with all officers and Employees and consultants to the Company with access to or Knowledge of any Company Intellectual Property) to safeguard and maintain the secrecy and confidentiality of, and proprietary rights in, all Company Intellectual Property owned by the Company. To the Knowledge of the Sellers, none of the Company Intellectual Property owned by the Company (or by the Sellers and used by the Company, as the case may be) has been used, disclosed or appropriated to the detriment of the Company for the benefit of any Person other than the Company. No Employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an Employee, independent contractor or agent of the Company.

(f) No present or former employee, officer or director of the Company, or agent or outside contractor or consultant of the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property. All programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (“Works”) that were created by any Employee were made in the regular course of such Employee’s employment or service relationships with the Company using the Company’s facilities and resources and, as such, constitute, to Sellers’ Knowledge, “works made for hire” in those jurisdictions that recognize this legal concept or principle, or were assigned by them to the Company. No funding, facilities or personnel of any Governmental Entity were used to develop or create, in whole or in part, in or to any Company Intellectual Property owned by the Company.

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(g) The Company’s collection and dissemination of personal customer information in connection with their businesses has been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on the Company, and all applicable privacy policies adopted by the Company.

Section 2.18. Insurance.

(a) Schedule 2.18 sets forth a true and complete list of all fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company (collectively, the “Bonds”) and all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, Assets, Employees and/or operations of the Company (collectively, the “Policies”), including in each case the applicable coverage limits, deductibles and the policy expiration dates. The Sellers have furnished or will make available true, complete and accurate copies of all such Policies and Bonds to the Purchaser. All premiums payable under all such Policies and Bonds have been paid timely and the Company has complied, in all material respects, with the terms and conditions of all such Policies and Bonds.

(b) All such Policies and Bonds are in full force and effect and will not in any way be effected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. The Company is not in default under any provisions of the Policies or Bonds, and there is no claim by the Company or any other Person pending under any of the Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies or Bonds. The Company has not received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof. The Policies and Bonds maintained by the Company are adequate in accordance with industry standards, the requirements of any applicable leases and are in at least the minimum amounts required by, and are otherwise sufficient for purposes of, any currently applicable Law, rule or regulation of any Governmental Entity. To Knowledge of the Sellers, all Policies and Bonds are of at least like character and amount as are carried by like businesses similarly situated and are held by the Company.

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Section 2.19. Litigation. There is no Proceeding pending or, to the Knowledge of the Sellers, threatened by or against, or affecting the Assets of, the Company or to the Knowledge of the Sellers, against any officer, director, shareholder, Employee or agent of the Company in their capacity as such or relating to their employment services or relationship with the Company, and the Company is not bound by any Order. The Company does not have any Proceeding pending against any Governmental Entity or other Person. The Company has not been engaged in a dispute with any customer which, either individually or in the aggregate, has had a Material Adverse Effect or would be reasonably likely to have a Material Adverse Effect. To the Knowledge of the Sellers, there is no basis for any Person to assert a claim against either Seller or the Company based upon such Seller entering into this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 2.20. Bank Accounts. Schedule 2.20 sets forth all of the bank accounts of the Company, together with the authorized signatories for such accounts.

Section 2.21. Material Customers and Suppliers. Schedule 2.21 sets forth the ten (10) largest customers of the Company by revenue and the ten (10) largest suppliers of the Company by expense, in each case for the 12-month period ended December 31, 2013 and the 9-month period ended September 30, 2014 (each a “Material Customer”). No such Material Customer has terminated or adversely changed its relationship with the Company nor has the Company received notification that any such Material Customer intends to terminate or adversely change such relationship. The Company has not granted any credit, rebate, trade-in, free return or other sales terms to customers or others which materially differ from terms granted in the ordinary course of business consistent with past practice. There are no currently pending or threatened disputes between the Company and any of its customers or suppliers that (i) could reasonably be expected to adversely affect the relationship between the Company and any Material Customer or (ii) could reasonably be expected to adversely affect the Company. Schedule 2.21 sets forth a true and accurate list as of the date hereof of all outstanding Warranty Claims and Supplier Warranty Claims.

Section 2.22. Employees. Schedule 2.22 contains a complete and correct list of all:

(a) Employees, their respective titles as of the date hereof, the 2013 and 2014 compensation paid or payable to each such Employee, the date and amount of each such Employee’s most recent salary increase, the date of employment of each such Employee and the accrued vacation time and sick leave or other paid time off of each such Employee. Schedule 2.22(a) lists all Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Arrangement. Schedule 2.22(a) also lists all Employees who are currently on a leave of absence (whether paid or unpaid), the reasons for the leave of absence, the expected return date, and whether reinstatement of each Employee on a leave of absence is guaranteed by contract or applicable Laws (including, without limitation, the Family and Medical Leave Act); and

(b) Consultants, independent contractors or other service providers of the Company, the 2013 and 2014 compensation paid or payable to each such consultant, independent contractor or other service provider of the Company.

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Section 2.23. Labor Matters.

(a) The Company has complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and the collection and payment of withholding and/or social security Taxes. The Company has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of U.S. Citizenship and Immigration Service Form I-9, and the Company does not currently employ, nor has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. The Company has complied in all material respects with all Laws that could require overtime to be paid to any current or former Employee, and no Employee has ever brought or, to the Knowledge of the Sellers, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(b) The Company is not delinquent in payments to any of current or former Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such Employees or in payments owed upon any termination of the employment of any such Employees.

(c) There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Entity.

(d) There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Sellers, threatened against or involving the Company.

(e) No labor union represents any Employees. To the Knowledge of the Sellers, no labor union has taken any action with respect to organizing the Employees. The Company is not a party to or bound by any collective bargaining or similar agreement or union contract.

(f) The Company is not aware that any Employee is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order of any court or administrative agency, that would interfere with the use of such Employee’s reasonable efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted.

(g) The Company is not aware that any officer or key Employee, or that any group of key Employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(h) The employment of all Persons and officers employed by the Company is terminable at-will without any penalty or severance obligation of any kind on the part of the employer. All sums due for Employee compensation and benefits and all vacation time owing to any Employees has been duly and adequately accrued on the accounting records of the Company.

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(i) Any individual who performs or performed services for the Company and who is not treated as an employee for federal income tax purposes by the Company is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Benefit Arrangement purposes and the Company does not have any liability by reason of any individual who performs or performed services for the Company, in any capacity, being improperly excluded from participating in any Benefit Arrangement. Each Employee has been properly classified by the Company as “exempt” or “non-exempt” under the federal Fair Labor Standards Act, as amended, and correlative California Laws.

(j) As of the Closing Date, the Employees constitute all of the employees reasonably necessary to conduct the business of the Company in substantially the same manner as the business is presently conducted and proposed to be conducted.

Section 2.24. Employee Benefits.

(a) Schedule 2.24(a) sets forth an accurate and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition or other plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company on behalf of any Employee, director, consultant, stockholder or other service provider of the Company (whether current, former or retired) or their dependents, spouses or beneficiaries, or under which the Company has any Liability, contingent or otherwise (each, a “Benefit Arrangement”). True and complete copies of each of the Benefit Arrangements have been made available to the Purchaser prior to the date hereof.

(b) The Company does not currently have, nor has it (or its predecessors) ever had, any ERISA Affiliates. For this purpose, an “ERISA Affiliate” includes any corporation, trade, business or entity that would be deemed a “single employer” with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

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(c) With respect to each Benefit Arrangement, (i) each Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its governing instruments and with the requirements of applicable Law; (ii) there are no pending or, to the Knowledge of the Sellers, threatened actions, claims or lawsuits against or relating to the Benefit Arrangement, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Benefit Arrangement; (iv) no such Benefit Arrangement is under audit or investigation by any Governmental Entity or regulatory authority; (v) all payments required to be made by the Company Affiliates under any Benefit Arrangement, any Contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law; (vi) there has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, such Benefit Arrangement which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year; (vii) the Company, as applicable, may amend or terminate such Benefit Arrangement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination; (viii) no such Benefit Arrangement is a self-insured arrangement and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of Benefit Arrangements that are fully-insured; and (ix) each Benefit Arrangement is maintained only in the United States and is subject only to the laws of the United States or a political subdivision thereof.

(d) No Benefit Arrangement is, and the Company has not contributed to, does not contribute to, has not been required to contribute to, or has not otherwise participated in or participates in or does not in any way have any Liability, directly or indirectly, with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e) None of the Benefit Arrangements provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(f) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, from the Company to any current or former Employee, director, consultant or other service provider of the Company; (ii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

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(g) Except as otherwise set forth on Schedule 2.24(g), the Company has not previously terminated any plan intended to be qualified under Section 401(a) of the Code. With respect to any such plan set forth on Schedule 2.24(g), the Company terminated the plan and distributed all plan assets, in each case in accordance with applicable Law, and did not subsequently sponsor another plan intended to be qualified under Section 401(a) of the Code during any time period that would have prohibited distributions from the terminated plan as a result of such termination.

Section 2.25. Related Party Transactions.

(a) Schedule 2.25 sets forth a true, accurate and complete list of the following: (i) each Contract entered into between the Company, on the one hand, and any current or former Affiliate, stockholder or Employee of the Company, including the Sellers and their Affiliates, on the other hand (each, an “Affiliate Agreement”), (ii) all Indebtedness (for monies actually borrowed or lent) owed on the date hereof by any current or former Affiliate, stockholder or Employee of the Company to the Company and (iii) to the Knowledge of the Sellers, each direct or indirect ownership interest (other than non-affiliated holdings in publicly held companies) in any Person which is a present or potential competitor, supplier or customer of the Company held during the five-year period ended on the date hereof by any Affiliate, stockholder or Employee of the Company.

(b) No such Person described in Section 2.25(a)(iii) in whom an Affiliate of the Company has or had a direct or indirect ownership interest receives or has received income from any source other than the Company which should properly accrue, or should properly have accrued, to the Company.

(c) No current or former Affiliate of the Company is a guarantor or is otherwise liable for any Liability (including Indebtedness) of the Company.

(d) Neither the Sellers nor any of their Affiliates (other than the Company) owns or has any rights in or to any of the Assets, properties or rights used by the Company in the ordinary course of its business.

(e) Neither the Sellers nor any of their Affiliates, stockholders or Employees has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company and as proposed to be conducted.

Section 2.26. Environmental Matters. The Company represents that it has operated its Business only at the Leased Real Property since the inception of the Business. The Leased Real Property is a condominium unit in a business park known as Koll Center III. Accordingly, the representations and warranties in this Section 2.26 and elsewhere herein relating to environmental matters pertain only to the Leased Real Property and are limited to the Sellers’ Knowledge of such matters and/or the conduct by the Company and the operation of the Business at the Leased Real Property.

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(a) The Sellers (in their capacity as owners of the Company and owners of the Leased Real Property) and the Company possess all permits and other governmental authorizations required under applicable Environmental Laws for the conduct of the Business, and are in compliance with the terms and conditions thereof and are in compliance, in all material respects, with all applicable Environmental Laws. Neither Sellers nor the Company have received any communication (written or oral), whether from a governmental authority, citizens group, Employee or otherwise, alleging that the Sellers or the Company are not in such compliance, and there are to the Sellers’ Knowledge no actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future. All permits and other governmental authorizations currently held by the Sellers and the Company pursuant to applicable Environmental Laws are identified in Schedule 2.26.

(b) Except as set forth in Schedule 2.26 or except as have already been so transferred or obtained, no transfers of permits or other governmental authorization under Environmental Laws, and no additional permits or other governmental authorizations under Environmental Laws will be required to permit the Purchaser to conduct the business of the Company in full compliance with all applicable Environmental Laws immediately following the Closing Date, as conducted by the Company immediately prior to the Closing Date. To the extent that such transfers or additional permits and other governmental authorizations are required, the Sellers and the Company agree to cooperate with the Purchaser to effect such transfers and obtain such permits and other governmental authorizations prior to the Closing Date.

(c) There is no material Environmental Claim pending or, to Sellers’ Knowledge, threatened against the Sellers or the Company or, to the Knowledge of the Sellers, against any person or entity whose liability for any Environmental Claim the Sellers have or may have retained or assumed either contractually or by operation of law.

(d) To the Sellers’ Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Materials which could form the basis of any material Environmental Claim against the Sellers or the Company, or against any person or entity whose liability for any Environmental Claim the Sellers have or may have retained or assumed either contractually or by operation of law.

(e) The Sellers have not, and to the Knowledge of Sellers, no other person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the Leased Real Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no Release or threatened Release of any such substances).

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(f) There are no reports, studies, analyses, tests or monitoring possessed or initiated by the Sellers or the Company pertaining to Hazardous Materials in, on, beneath or adjacent to the Leased Real Property or regarding the Sellers’ or the Company’s compliance with applicable Environmental Laws.

(g) Without in any way limiting the generality of the foregoing, except as set forth in Schedule 2.26, to the Knowledge of the Sellers the Leased Real Property does not contain any: underground storage tanks; asbestos or asbestos-containing materials; polychlorinated biphenyls; underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed.

Section 2.27. Sufficiency of Assets; Inventory.

(a) Subject to the Sellers’ right to transfer the Company Cash prior to Closing as provided for in Section 1.4 above, the Assets of the Company include all of the Assets that are reasonably necessary for the operation of the business of the Company immediately following the Closing in substantially the same manner as currently conducted by the Sellers and the Company. The Company has all necessary authorizations, approvals and similar rights necessary to maintain its business following the Closing in substantially the same manner as currently conducted by the Company.

(b) All inventory of the Company, whether or not reflected on the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in relation to the present circumstances of the Company or the requirements of its business and sufficient for operation of the Business in the ordinary course of business.

Section 2.28. Directors and Officers. Schedule 2.28 lists all of the directors (or Persons in similar positions) and officers of the Company, their annual compensation levels and the dates on which they assumed their respective offices.

Section 2.29. Material Contracts. Schedule 2.29 sets forth a true and complete list of each material Contract to which the Company is a party or otherwise relating to or affecting any of its Assets (each, a “Material Contract”), including without limitation, each:

(a) Contract for the employment of any officer, individual Employee or other Person on a full-time, part-time, consulting, sub-contractor, fixed-term, on-call, consultant, contractor or other basis;

(b) Contract providing for payment upon the severance of any officer, individual Employee or other Person on a full-time, part-time, consulting or other basis;

(c) Contract relating to Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any Asset or group of Assets of the Company;

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(d) Contract involving the sale of the accounts receivable of the Company to any other Person at a discount;

(e) guarantee of any obligation for borrowed money or otherwise;

(f) Contract with respect to the lending or investing of funds;

(g) Contract under which the Company is the lessee of or the holder or operator of any real or personal property owned by any other Person;

(h) Contract under which the Company is the lessor of or permits any third Person to hold or operate any real or personal property owned or controlled by the Company;

(i) assignment, license, covenant, indemnification or other agreement with respect to any form of intangible property, including, without limitation, any Intellectual Property or confidential information, with the exception of shrink-wrap, click-wrap or similar nonexclusive, royalty-free license to off-the-shelf software granted to the Company on standard terms;

(j) Contract or group of related Contracts with the same Person for the sale of Assets or services which generate in excess of $25,000 in revenues in any 12-month period;

(k) Contract which prohibits the Company from freely engaging in business anywhere in the world;

(l) Contract relating to the purchase, distribution, marketing or sales of the Company’s or any other Person’s products;

(m) Contract with any Affiliate;

(n) Contracts to receive or provide marketing and/or advertising;

(o) Contract with (i) each Material Customer, and (ii) any customer or supplier which gives rise to payments in excess of $25,000 in any 12-month period;

(p) Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company or predecessor;

(q) a power of attorney (other than a power of attorney given in the ordinary course of business with respect to routine tax matters);

(r) a Contract not made in the ordinary course of business;

(s) a confidentiality agreement or non-disclosure agreement, or similar such agreement other than the Confidentiality Agreement;

(t) a currency exchange, interest rate exchange, commodity exchange or Similar Contract;

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(u) a Contract for any joint venture, partnership or similar arrangement;

(v) a Contract with respect to which the requirements for performance extend beyond one (1) year from the Effective Date; or

(w) other Contract material to the business of the Company.

Each Material Contract (a) is valid, binding and enforceable against the Company and, to the Knowledge of the Sellers, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (b) is in full force and effect on the date hereof and the Company, as the case may be, has materially performed all obligations, including, but not limited to, the timely making of any rental or other payments, required to be performed by it under, and is not in material default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Each other party to each Material Contract has materially performed all obligations required to be performed by it under, including, but not limited to, the timely making of any payments, and is not in material default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. There has been made available to the Purchaser (i) a true and complete copy of each of the Material Contracts, together with all amendments, waivers or other changes thereto, and (ii) a true and correct description of all oral Contracts to which the Company is a party or by which any of its Assets may be bound.

Section 2.30. Brokers. There are no claims, and will not be any claims, for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company, the Sellers or any of their respective Affiliates (collectively “Seller Broker Fees”).

Section 2.31. Investment Representation. Each Seller is acquiring the Purchaser Stock Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Sellers are “accredited investors” as defined in Regulation D promulgated by the SEC under the Securities Act. The Sellers acknowledge that they are informed as to the risks of the transactions contemplated hereby and of ownership of the Purchaser Stock Consideration. The Sellers acknowledge that, as of the date hereof, the Purchaser Stock Consideration has not been registered under the Securities Act or any state or foreign securities Laws, and that such Purchaser Stock Consideration may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and such Purchaser Stock Consideration is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

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Section 2.32. Health Care Compliance.

In each case, with respect to the Business:

(a) Except as set forth in Schedule 2.32(a), to the Knowledge of the Sellers, neither the Company, the Sellers, nor any of their respective Affiliates, in each case, that conduct the Business, nor any manager, director, officer or Employee of the Company or any such entity, have, since July 1, 2010, in violation of any Health Care Legal Requirement (i) made, or agreed to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other similar payment to any Person, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or pay for special concessions already obtained for or in respect of the Business, or (ii) established or maintained any fund or asset for use in the Business that has not been recorded in the Financial Statements.

(b) Each compounding pharmacy owned, operated or managed by the Company, the Sellers and any of their respective Affiliates, in each case, that conduct the Business, (i) is qualified in all respects (to the extent such qualification is required by applicable Health Care Legal Requirements) for participation in all Governmental Programs (as defined below) for which such entity receives reimbursement for services, (ii) is in compliance in all respects with the conditions of participation or coverage of such Governmental Programs and (iii) has a provider agreement, provider number, other Contracts or Permit with such Governmental Programs (each, a “Provider Agreement”). The billing practices of the Company with respect to the Business as to all patients or clients served by the Company and its Affiliates and Governmental Programs are, and have been since July 1, 2010, in compliance with all applicable Health Care Legal Requirements. As of the Effective Date, there are no pending, concluded in the last three (3) years or, to the Knowledge of the Sellers threatened, non-routine investigations, non-routine audits or other actions, relating to the participation of the Company, Sellers or any of their Affiliates that conduct the Business in any Governmental Program or violations of Health Care Legal Requirements. “Governmental Program” means any health care reimbursement or other health care programs of a Governmental Entity in which the Business participates, including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f), Medicare and Medicaid programs under Titles XVIII and XIX of the Social Security Act, Medicaid Waiver Program and the TRICARE Program.

(c) The Company, the Sellers and any of their respective Affiliates, in each case, have filed timely and accurately in all respects all claims and reports required to be filed for the Business prior to the date of this Agreement with respect to all Governmental Programs, all fiscal intermediaries and/or carriers, and other insurance carriers (“Payor Claims”), except where such failure would not, individually or in the aggregate, constitute a Material Adverse Effect. All such Payor Claims and reports are true and correct in all respects as of the date of this Agreement except where such inaccurate or incorrect Payor Claims and/or reports would not, individually or in the aggregate, constitute a Material Adverse Effect.

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(d) None of the Company, the Sellers, nor any of their respective Affiliates, in each case, that conduct the Business, is in breach or violation of nor has it, at any time since July 1, 2010, been in breach or violation of any applicable Health Care Legal Requirement, except where such breach or violation would not, individually or in the aggregate, be materially adverse to the Company or, following the Closing, the Purchaser (it being understood and agreed that the exclusion from any Governmental Program would be deemed materially adverse).

(e) As of the date of this Agreement, none of the Company, the Sellers, nor any of their respective Affiliates, in each case, that conduct the Business, nor, to the Knowledge of the Sellers, any of their Employees: (i) has been convicted of or charged with any violation of any Health Care Legal Requirements related to any Governmental Program; (ii) has been convicted of any violation of Health Care Legal Requirements related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program.

(f) As of the date of this Agreement, none of the Company, the Sellers, nor any of their respective Affiliates, in each case, that conduct the Business (i) is a party to a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (iii) has made any filings pursuant to the OIG’s Self Disclosure Protocol, (iv) has since July 1, 2010 been a defendant in any qui tam or False Claims Act litigation, or (v) has since July 1, 2010 been served with or received any written search warrant or subpoena (other than those related to actions against third parties) from any Governmental Entity.

(g) The Company has been duly granted all Health Care Approvals (as defined below), which are in each case required for the conduct of the Business during the period commencing on July 1, 2010 through the Effective Date. Schedule 2.32(g) lists as of the Effective Date each Health Care Approval and pending application therefor used (or intended for use in, in the case of pending applications) in the Business. As of the date of this Agreement, (i) any such Health Care Approvals that have been issued as of the Closing Date are valid and in full force and effect, (ii) the Company is not in breach or violation of, or default under, any such Health Care Approval, (iii) the Company has filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of such Health Care Approvals in full force and effect, and (iv) since July 1, 2010, none of the Company, Seller, nor any of their Affiliates that conduct the Business have received written notice to the effect that a Governmental Entity was or is considering the withdrawal, suspension, termination, revocation or cancellation of any such Health Care Approval. “Health Care Approval” means any health care permit, license, certificate, approval, consent, permission, clearance, exemption, registration, qualification, accreditation or authorization issued, granted or given by any Governmental Entity.

Section 2.33. Disclosure. This Agreement, the Disclosure Schedules furnished contemporaneously herewith, and the other agreements, documents, certificates or written statements furnished or to be furnished to the Purchaser through the Closing Date by or on behalf of the Company or the Sellers in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to the Company or the Sellers and which has not been disclosed herein or otherwise by the Company or the Sellers to the Purchaser which may materially adversely affect the business, properties, Assets, liabilities, prospects, profits, results of operations or condition, financial or otherwise, of the Company.

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the Purchaser’s Disclosure Schedules (the disclosure in any section of the Purchaser’s Disclosure Schedules shall qualify other sections of this Agreement to the extent it is readily apparent from the face of the statement that it is applicable thereto), the Purchaser represents and warrants to the Sellers (and to the Company if the Closing does not occur) as follows:

Section 3.1. Organization; Good Standing; Qualification and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its Assets and to carry on its business as presently being conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of the Purchaser requires it to be so qualified.

Section 3.2. Authorization. Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability affecting enforcement of creditors’ rights generally and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3. Non-Contravention. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not (i) violate any Law to which the Purchaser or any of its Assets are subject, (ii) violate any provision of the Fundamental Documents of the Purchaser, (iii) violate, conflict with, result in a breach of, in any material respect, or constitute (with due notice or lapse of time or both) a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any material Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Purchaser is a party or by which it is bound or to which any of its Assets is subject, or (iv) result in the creation or imposition of any Lien upon any of the properties or Assets of the Purchaser.

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Section 3.4. Litigation. There is no Proceeding pending or, to the Knowledge of the Purchaser, threatened by or against, the Purchaser or any of its Subsidiaries or to the Knowledge of the Purchaser, against any officer, director, employee or agent of the Purchaser or any such Subsidiary in their capacity as such or relating to their employment services or relationship with the Purchaser or such Subsidiary seeking to prohibit, materially restrict or delay, declare illegal or to enjoin or to obtain material damages in respect of the transactions contemplated by this Agreement, and neither the Purchaser nor any of its Subsidiaries is bound by any Order prohibiting the transactions contemplated by this Agreement. To the Knowledge of Purchaser, there is no basis for any Person to assert a claim against the Purchaser or any Subsidiary of it based upon the Purchaser entering into this Agreement or the consummation of the transactions contemplated by this Agreement. There has not been, and to the knowledge of the Purchaser, there is not pending or contemplated, any investigation by the SEC involving the Purchaser or any Subsidiary of Purchaser or any current or former director or officer of the Purchaser Subsidiary of Purchaser. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Purchaser under the Exchange Act or the Securities Act.

Section 3.5. Investment Intent. The Shares will be acquired hereunder solely for account of the Purchaser for investment purposes, and not with a view to the resale or distribution thereof.

Section 3.6. SEC Filings. Purchaser has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since July 21, 2006 (the “Purchaser SEC Documents”). Purchaser has made available to the Seller Representative all such Purchaser SEC Documents that it has so filed or furnished prior to the date hereof (which availability shall be deemed to have been satisfied to the extent the same are available to the public on the SEC’s website listing the Purchaser’s filings). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Purchaser SEC Documents complied as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents. The financial statements included within such Purchaser SEC Documents have been prepared in accordance with GAAP. None of the Purchaser SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 3.7. Brokers or Finders. There are no claims, and will not be any claims, for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Purchaser or any Subsidiary of Purchaser.

Section 3.8. Filings, Consents and Approvals. The Purchaser is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Purchaser of the Transaction Documents, other than the filings required pursuant to this Agreement, the Securities Act and the rules and regulations promulgated thereunder, the Securities Exchange Act and the rules and regulations promulgated thereunder, and any notice and/or application(s) to the Nasdaq Capital Market or other trading market or exchange that may be required in respect of the Purchaser Shares.

Section 3.9. Purchaser Stock Consideration. Assuming the accuracy of the Sellers’ relevant representations herein, the issuance and sale of the shares of Purchaser Stock to be issued to Sellers as Purchaser Stock Consideration (the “Purchaser Shares”) does not contravene the rules and regulations of the Nasdaq Capital Market. Without limiting the generality of any other representation or warranty of the Purchaser: (a) the Purchaser Shares when duly authorized and, when issued as provided for herein, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances other than restrictions on the transfer thereof as provided for herein; and (b) no further approval or authorization of any Purchaser stockholder, Purchaser board of directors or any other Person is required for the issuance and sale of the Purchaser Shares. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Purchaser’s capital stock to which the Sellers shall be required to become party.

Section 3.10. Listing and Maintenance Requirements; Investment Company. The common stock of the Purchaser is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Purchaser has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of the common stock under the Exchange Act nor has the Purchaser received any notification that the SEC is contemplating terminating such registration. Other than as disclosed in the Purchaser SEC Documents, the Purchaser has not, in the twelve (12) months preceding the date hereof (and at Closing preceding and including the date of Closing), received notice from the Nasdaq Capital Market or any other trading market or exchange on which its common stock is or has been listed or quoted to the effect that the Purchaser is not in compliance with the listing or maintenance requirements of such market or exchange. The Purchaser is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Purchaser is not, and is not an Affiliate of, and immediately after the Closing, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Purchaser shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

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Section 3.11. Private Placement; Integration. Assuming the accuracy of the Sellers’ relevant representations and warranties set forth herein: (a) neither the Purchaser, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Purchaser for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any trading market on which any of the securities of the Purchaser are listed or designated; and (b) registration under the Securities Act is not otherwise required for the offer and sale to the Sellers of the Purchaser Shares by the Purchaser as contemplated hereby.

Section 3.12. Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the Purchaser SEC Documents, except as specifically disclosed in a subsequent Purchaser SEC Document filed as required by law: (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the Purchaser, (b) the Purchaser has not incurred any liabilities (contingent or otherwise) other than (1) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (2) liabilities not required to be reflected in the Purchaser’s financial statements pursuant to GAAP or disclosed in filings made with the SEC and (3) the transactions contemplated by this Agreement, (c) the Purchaser has not altered its method of accounting and (d) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

Section 3.13. FDA. Except as set forth in the SEC Documents or other publicly available information relating to the Purchaser, there is no pending, completed or, to the Purchaser’s Knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint or investigation) against the Purchaser or any of its Subsidiaries, and neither the Purchaser nor any of its Subsidiaries has received any notice, warning letter or other communication from the U.S. Food and Drug Administration (“FDA”) or any other governmental entity, which (i) imposes a clinical hold on any clinical investigation by the Purchaser or any of its Subsidiaries, (ii) enters or proposes to enter into a consent decree of permanent injunction with the Purchaser or any of its Subsidiaries, or (iii) otherwise alleges any violation of any laws, rules or regulations by the Purchaser or any of its Subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect. The dispensing operations of the Purchaser and its Subsidiaries have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. Neither the Purchaser nor any of its Subsidiaries has been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Purchaser or any such Subsidiary.

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ARTICLE IV.
AGREEMENTS

Section 4.1. Conduct of Business of the Company.

(a) Except (i) as expressly required by this Agreement, (ii) as set forth on Schedule 4.1 or (iii) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers and the Company shall conduct the Business in the ordinary and regular course consistent with past practice (including any conduct that is reasonably related, complementary or incidental thereto). The Sellers and the Company shall (A) keep and maintain the Assets in substantially the same operating condition and repair (normal wear and tear excepted) as currently maintained, but in any event no less than good working condition, (B) maintain and preserve intact the Company’s business organization and Permits, and maintain and preserve their relationships with the suppliers, contractors, dealers, licensors, licensees, franchisees, distributors, officers, Employees, customers and others having business relations with the Company, (C) continue all existing policies of insurance in full force and effect and at least at such levels as are in effect on the date hereof, or to replace any such policies with equivalent replacements, (D) duly comply with all applicable Laws and Orders, and (E) terminate any warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities.

(b) In addition to the requirements of Section 4.1(a), the Sellers will notify the Purchaser of any material Proceedings brought except as expressly contemplated by this Agreement or except with the express prior written approval of the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, and the Sellers and the Company shall not:

(i) enter into, materially amend, cancel, fail to renew, terminate, renew or extend any Material Contract or Real Property Lease (or any Contract that would be a Material Contract or Real Property Lease if in effect on the date of this Agreement), or waive, release or assign any material rights or claims thereunder other than in the ordinary course of business consistent with past practices;

(ii) declare, set aside or pay a dividend on, or make any other distribution (whether securities or property) in respect of, its equity securities;

(iii) (A) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class (except for the issuance of equity securities upon exercise of options or warrants) or (B) adjust, split, combine, recapitalize or reclassify any of the Company’s equity securities;

(iv) redeem, purchase or otherwise acquire any outstanding equity of the Company;

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(v) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets (A) in the ordinary course of business consistent with past practices, or (B) not to exceed $25,000 in the aggregate;

(vi) adopt any amendments to Company’s respective Fundamental Documents;

(vii) dissolve or liquidate the Company;

(viii) (i) except as required by the terms of any Benefit Arrangement or Material Contract as in effect on the date hereof and without the exercise of discretion, (A) increase the benefits available to any current or former Employee, director, consultant or other service provider of the Company; (B) increase the base salary, wages or bonus opportunity of any current or former Employee, director, consultant or other service provider of the Company; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former Employee, director, consultant or other service provider of the Company; (ii) establish or adopt any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Arrangement if it were in existence as of the date hereof, or amend or terminate any Benefit Arrangement, except as required to comply with requirements of Law; (iii) terminate without “cause” or take any action that would constitute a “constructive termination” of any Employee of the Company at the level of director or above; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $100,000, hire or engage any employee or individual independent contractor of the Company; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former Employee, director, consultant or other service provider of the Company;

(ix) enter into any transaction with any of its Employees or Affiliates (or any directors, managers, officers or Employees of any such Affiliate);

(x) sell or otherwise dispose of any material Assets outside the ordinary course of business;

(xi) sell, assign, license, transfer, pledge or otherwise dispose of any Intellectual Property rights outside the ordinary course of business.

(xii) (A) commence or settle any Proceeding involving monetary damages in excess of $10,000) or (B) waive or release any material rights or claims except in the ordinary course of business, or agree or consent to the issuance of any Order or settlement restricting or otherwise affecting its business operations in any material manner;

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(xiii) except as required by GAAP or by applicable Law, change any of the accounting principles or practices used by the Company or write up, write down or write off the book value of any material asset;

(xiv) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(xv) incur indemnification obligations (other than in respect of the ordinary course of business consistent with past practice);

(xvi) take any action that is intended or may reasonably be expected to result in any of the conditions to the transactions contemplated hereby set forth in ARTICLE V not being satisfied or in a material violation of any provision of this Agreement;

(xvii) (A) change the independent public accountant of the Company, (B) change the fiscal year of the Company, or (C) to the extent any such action could have a material impact on or with respect to the Tax liabilities of the Company prior to, on or after the Closing Date, make or change any Tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund; or

(xviii) agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing.

Section 4.2. Notification of Certain Matters.

(a) The Purchaser shall, with reasonable promptness, notify Seller Representative in writing of (i) any breach of a representation or warranty in ARTICLE III that would result in any condition set forth in Section 5.3(a) not to be satisfied, (ii) the failure of Purchaser to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would result in the nonfulfillment of any condition to Sellers’ obligations hereunder, (iii) Purchaser’s receipt of any notice or other communication from any Person alleging the consent of such Person is or may be required in connection with the transactions contemplated hereby and (iv) any Proceeding pending or threatened against any of the Purchaser and its Affiliates relating to the transactions contemplated hereby; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent Sellers as the indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

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(b) The Sellers shall, with reasonable promptness, notify the Purchaser in writing of (i) any breach of a representation or warranty in ARTICLE II that would result in any conditions set forth in Section 5.2(a) not to be satisfied, (ii) the occurrence of a Material Adverse Effect, (iii) the failure of the Sellers or the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by either hereunder that would result in the nonfulfillment of any condition to the Purchaser’s obligations hereunder, (iv) the Sellers’ or the Company’s receipt of any notice or other communication from any Person alleging the consent of such Person is or may be required in connection with the transactions contemplated hereby and (v) any Proceeding pending or threatened against Sellers or the Company or any of their Affiliates relating to the transactions contemplated hereby; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent Purchaser as the indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

Section 4.3. Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, and subject to restrictions contained in the confidentiality agreements to which the Company is subject, the Company shall provide to the Purchaser and its authorized representatives (a) reasonable access to all books, records, properties, contacts, Permits and commitments of the Company during normal business hours (in a manner so as to not interfere with the normal business operations of the Company), including for purposes of conducting environmental assessments, (b) copies of each report, schedule, registration statement, Permit and other document filed or received by it during such period pursuant to the requirements of applicable Laws (other than reports or documents that the Company are not permitted to disclose under applicable Law), (c) as soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date of this Agreement, the consolidated balance sheet of the Company and the related consolidated statements of income and shareholders’ equity and consolidated statement of cash flows for such month and (d) as soon as reasonably practicable after they become available, but in no event more than forty-five (45) days after the close of each quarterly accounting period ending after the date hereof, the consolidated balance sheet of the Company and the related statements of income and shareholders’ equity and statement of cash flows for such quarterly period. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Purchaser to the extent such disclosure would (x) jeopardize any attorney-client or other legal privilege of the disclosing Party or (y) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply and a Party has determined to restrict access accordingly.

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Section 4.4. Consents; Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, each Party shall cooperate with the others and use its reasonable best efforts to: (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy the conditions to Closing set forth in ARTICLE V and to consummate the transactions contemplated by this Agreement; (ii) obtain from any Government Entity or any other third party authorizations, consents, Orders and approvals and send any notices, in each case, which are required to be obtained, made or sent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that, in connection therewith neither the Company nor Sellers will be required to (nor, without the prior written consent of Purchaser, will the Company or any Seller) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations; and (iii) cooperate with the reasonable requests of each other in seeking to obtain, make or send as promptly as practicable all such authorizations, consents, Orders, approvals and notices.

(b) In the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, each of the Parties agree to cooperate and use such efforts as are commercially reasonable to such Party to defend against such Proceeding and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, and without prejudice to the obligations of the Sellers and the Purchaser pursuant to Section 4.4(a)(iii), the Parties shall cooperate in preparing, filing, submitting and sending all filings, submissions and notices as may be required to be obtained, made or sent pursuant to Section 4.4(a)(iii); provided, however, that the Purchaser and Sellers (collectively, and not individually) shall each pay one-half (1/2) of the fees, costs and expenses incurred by the Parties and their respective Affiliates in connection with this Section 4.4(b).

Section 4.5. Public Announcements. The Parties shall use their respective reasonable best efforts to develop a joint communications plan with respect to the transactions contemplated by this Agreement and ensure that all press releases and any other public announcements with respect to the transactions contemplated by this Agreement shall be consistent with such joint communications plan. Without the prior approval of the Purchaser (which shall not be unreasonably withheld), the Sellers shall not, and shall not permit the Company or any Affiliate thereof to, make any press release or other public announcement, including communications to any of the Company’s suppliers, dealers, licensees, officers, Employees, customers and others having business relations with the Company, concerning the transactions contemplated by this Agreement that is not consistent with the joint communications plan, except as may be required by any applicable Law or the rules and regulations of the Nasdaq Capital Market. Without the prior approval of the Sellers (which shall not be unreasonably withheld), the Purchaser shall not, and shall not permit any of its Subsidiaries to, make any press release or other public announcement, including communications to any of the Company’s suppliers, dealers, licensees, officers, Employees, customers and others having business relations with the Company, concerning the transactions contemplated by this Agreement that is not consistent with the joint communications plan, except as may be required by applicable Law or the rules and regulations of the Nasdaq Capital Market. If the Purchaser or the Sellers determine that it is required by applicable Law or the rules and regulations of the Nasdaq Capital Market to make disclosure, it shall send notice to such effect, accompanied by the text of the proposed disclosure, to the other Parties as far in advance as practicable, and shall reasonably consider any comments made by the other Parties relating to the proposed disclosure to the extent practicable.

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Section 4.6. Confidentiality.

(a) Each Seller acknowledges that it shall not, and it shall cause its Subsidiaries, if any, not to, at any time following the Closing, disclose any Confidential Information in respect of the Purchaser or the Company to anyone other than to representatives of the Purchaser or the Company (except for any such Confidential Information which is required by applicable Law to be disclosed by it in connection with any Proceeding, and then only after such Seller has given written notice to the Purchaser of its obligation to disclose such Confidential Information so that the Purchaser may waive compliance with the provisions of this Section 4.6, or be given a reasonable opportunity to obtain, at the Purchaser’s expense, an appropriate protective order with respect to such disclosure, and such Seller shall cooperate with the Purchaser, at the Purchaser’s expense, in connection with obtaining such protective order; provided, that if in the absence of a protective order or the receipt of a waiver by the Purchaser, such Seller is nonetheless, in the opinion of such Seller’s outside counsel, legally required to disclose Confidential Information, such Seller may disclose such Confidential Information but only to the extent so legally required to be disclosed in the opinion of such Seller’s counsel).

(b) The Purchaser acknowledges that it shall not, and it shall cause its Subsidiaries not to, at any time following the Closing, disclose any Confidential Information in respect of the Sellers to anyone other than to representatives of the Sellers (except for any such Confidential Information which is required by applicable Law to be disclosed by it in connection with any Proceeding, and then only after the Purchaser has given written notice to the Seller of its obligation to disclose such Confidential Information so that the Seller may waive compliance with the provisions of this Section 4.6, or be given a reasonable opportunity to obtain, at such Seller’s expense, an appropriate protective order with respect to such disclosure, and the Purchaser shall cooperate with each Seller, at such Seller’s expense, in connection with obtaining such protective order; provided, that if in the absence of a protective order or the receipt of a waiver by such Seller, the Purchaser is nonetheless, in the opinion of the Purchaser’s counsel, legally required to disclose such Confidential Information, the Purchaser may disclose such Confidential Information but only to the extent so legally required to be disclosed in the opinion of the Purchaser’s counsel).

Section 4.7. Purchaser Stock Consideration.

The Sellers understand and agree that the Purchaser Stock received by such Seller as Purchaser Stock Consideration hereunder will be legended substantially as follows until such time that such Purchaser Stock is transferred pursuant to an effective registration statement or in accordance with an exemption from the registration requirements of the Securities Act, or until such time as the Purchaser may notify the transfer agent for such Purchaser Stock that the legend shall be removed:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.”

Section 4.8. Non-Competition; Non-Solicitation and Interference; No Competing Transactions.

(a) The Sellers acknowledge and agree that (A) the agreements and covenants contained in this Section 4.8 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the business and Assets of the Company and (B) each Seller has obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the substantial detriment of the Company. Each Seller also acknowledges that the Purchaser has agreed to purchase the Shares in reliance on the covenants made by such Seller in this Section 4.8, and that the Purchaser would not have agreed to purchase the Shares in the absence of the covenants made by such Seller in this Section 4.8. Therefore, each Seller agrees that, during the Restricted Period, such Seller shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any Person (other than the Company), that engages in any Competitive Activities within the Restricted Area. Each Seller further agrees that, during the Solicitation Restricted Period, such Seller shall not, directly or indirectly, for its own account or for the account of any other Person, engage in Interfering Activities during the Solicitation Restricted Period. Notwithstanding anything herein to the contrary, this Section 4.8(a) shall not prevent the Seller from acquiring as an investment securities representing not more than three percent (3%) of the voting securities of any corporation where such securities are listed on a recognized stock exchange.

(b) If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 4.8 unenforceable, the other provisions of this Section 4.8 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by Law under the circumstances, and the Parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(c) Without limiting the remedies available to the Purchaser, each Seller acknowledges that a breach of any of the covenants contained in this Section 4.8 may result in material irreparable injury to the Purchaser and the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Purchaser or any other member of the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining such Seller from engaging in activities prohibited by this Section 4.8 or such other relief as may be required specifically to enforce any of the covenants in this Section 4.8. Notwithstanding any other provision to the contrary, the Restricted Period and Solicitation Restricted Period, as applicable, shall be tolled during any period of violation of any of the covenants in Section 4.8(a) or Section 4.8(b) hereof and during any other period required for litigation during which the Purchaser or the Company seeks to enforce such covenants against such Seller if it is ultimately determined that such Seller was in breach of such covenants.

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(d) Neither Seller shall solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including, without limitation, by way of providing any non-public information concerning the Company, its business or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license or lease (i) all or a substantial portion of the Company’s business or assets (including, without limitation, the Company’s Intellectual Property), or (ii) the Company’s capital stock or other securities, in each case whether by stock purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license or otherwise (any of the foregoing, a “Competing Transaction”). The Sellers and Company shall, and the Company shall cause its agents and representatives to, immediately discontinue any ongoing discussions or negotiations relating to a possible Competing Transaction, and shall promptly provide the Purchaser with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by the Company or by any of the Company’s agents or representatives from any Person, which notice shall contain the nature of the proposal proposed and the material terms of the proposal and include copies of any such notice, inquiry or proposal. The Company represents and warrants to the Purchaser that (i) this Section 4.8(d) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or the Company’s officers, employees, stockholders or agents are currently bound, and (ii) no breach or violation of that certain letter agreement, dated as of September 25, 2014, by and among the Purchaser, the Company and Sellers has occurred or is continuing.

Section 4.9. Tax Matters.

(a) Preparation and Filing of Seller Tax Returns. The Sellers shall prepare, or cause to be prepared, and file, or cause to be filed, all income and franchise Tax Returns for the Company for any taxable period ending on or prior to the Closing Date (the “Seller Tax Returns”). All Tax Returns prepared by the Sellers pursuant to this Section 4.9(a)(i) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law, and the Section 338(h)(10) Election and Allocation Schedule, if applicable. At least fifteen (15) Business Days prior to the filing due date of any Seller Tax Return, the Sellers shall provide a draft of such Tax Return (and the schedules and work papers related thereto) for Purchaser’s review and comments, which comments the Sellers will consider in good faith. The Sellers shall have the sole obligation to pay the Tax obligations with respect to the Company reflected on such Seller Tax Returns.

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(b) Transfer Taxes. Purchaser and the Sellers intend to treat the purchase as the purchase and sale of intangible property for Transfer Tax purposes, as a result of which Purchaser and the Sellers intend that no Transfer Taxes shall apply to the Purchase. In the event Transfer Taxes are imposed by reason of the Purchase, Purchaser, on the one hand, and the Sellers, on the other hand, each shall bear fifty percent (50%) of any such Transfer Taxes. Purchaser shall prepare and timely file (and Sellers shall cooperate to the extent reasonably necessary with Purchaser in connection with filing) all Tax Returns required to be filed in respect of such Transfer Taxes, with the expense of such preparation and filing borne equally by Purchaser, on the one hand, and the Sellers, on the other hand.

(c) Cooperation on Tax Matters. Purchaser, the Company and the Sellers will cooperate fully, as and to the extent reasonably requested by any other Party to this Agreement, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information (including information required by Code Sections 6043 and 6043A)), including the filing of Tax Returns. The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Parties.

(d) Tax Sharing Agreements, Etc. All Tax sharing, Tax indemnification, Tax allocation or similar agreements, arrangements and understandings and all powers of attorney with respect to or involving the Company will be terminated prior to the Closing and, after the Closing, the Company will not be bound thereby or have any liability thereunder.

(e) Section 338(h)(10) Election.

(i) Within forty-five (45) days after the Closing, the Sellers shall deliver to Purchaser, for Purchaser’s review and comments, a good-faith estimate of the Section 338(h)(10) Amounts for each Seller (the “Estimated Section 338(h)(10) Amounts”), together with supporting materials for such estimate, which supporting materials shall include estimates of the Total Tax Consideration and its allocation, assuming a Section 338(h)(10) Election will be made, among the Assets of the Company for U.S. federal income Tax purposes. The Sellers shall consider Purchaser’s comments in good faith and, if Sellers have no reasonable objection thereto, shall adjust the Estimated Section 338(h)(10) Amounts accordingly.

(ii) Within seventy-five (75) days after the Closing, Purchaser shall have the option, but not the obligation, to deliver written notice to the Sellers of its intent to make an election under Section 338(h)(10) of the Code (and any corresponding elections under other Tax Laws) with respect to the purchase and sale of the Company hereunder (the “Section 338(h)(10) Option”). In the event Purchaser timely exercises its Section 338(h)(10) Option, Purchaser and the Sellers shall, and shall cause any necessary Affiliates to, take such actions as are necessary to make an election under Section 338(h)(10) of the Code (and any corresponding elections under other Tax Laws) with respect to the purchase and sale of the Company hereunder (the “Section 338(h)(10) Election”). Purchaser and the Sellers shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338(h)(10) Election.

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(iii) As soon as practicable after Purchaser’s exercise of its Section 338(h)(10) Election, Purchaser shall prepare a schedule (the “Allocation Schedule”) allocating the Total Tax Consideration among the Assets of the Company as required by Sections 1060 and 338(h)(10) of the Code and the Treasury regulations thereunder. Purchaser shall deliver such Allocation Schedule to the Sellers for the Sellers’ review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(iv) The Allocation Schedule as determined and agreed pursuant to Section 4.9(e)(iii) shall be final and binding on Purchaser and the Sellers. Purchaser and the Sellers shall prepare and file their Tax Returns and cause their Affiliates to prepare and file their Tax Returns (and, for the avoidance of doubt, the Company for such purposes shall be deemed an Affiliate of the Sellers to the extent the Sellers control the preparation and filing of the Tax Returns of the Company) on a basis consistent with the Allocation Schedule; provided, however, that nothing contained herein shall prevent Purchaser or the Sellers from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation Schedule, and neither Purchaser nor the Sellers shall be required to litigate before any court, any proposed deficiency or adjustment by any Governmental Entity challenging such allocation. If the Purchase Price is adjusted hereunder after the preparation and finalization of the Allocation Schedule, the Allocation Schedule shall be adjusted in a manner consistent with the methodology set forth in Section 4.9(e)(iii).

(f) Section 338(h)(10) Payment.

(i) Within fifteen (15) Business Days after the earlier of the due date (including automatic extensions) for each Seller’s U.S. federal income Tax Returns for the taxable year with respect to which such Seller shall have incurred a Tax obligation as a result of her or his receipt of the Purchase Price and the date on which the Sellers file such Tax Returns, the Sellers shall deliver to Purchaser, for Purchaser’s review and comments, a revised calculation of the Section 338(h)(10) Amounts for each such Seller as based on such U.S. federal income Tax Returns of the Sellers, together with supporting materials for such calculation (the “Final Section 338(h)(10) Amounts”). The Sellers shall consider Purchaser’s comments in good faith and, if the Sellers have no reasonable objection thereto, shall adjust the Final Section 338(h)(10) Amounts accordingly. The Final Section 338(h)(10) Amounts, as determined pursuant to this Section 4.9(f)(i), shall become final and binding upon the parties.

(ii) Within fifteen (15) days after the determination of the Final Section 338(h)(10) Amounts, Purchaser shall deliver to each Seller its Section 338(h)(10) Payment, which shall be payable in cash or Purchaser Stock or a combination thereof (in each case in the sole determination of each Seller for herself and himself individually), any such Purchaser stock to be valued in the same manner as the Purchaser Stock Consideration was valued at Closing.

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Section 4.10. Market Stand-off.

(a) In connection with any underwritten public offering by the Purchaser to which the Purchaser Stock Consideration may be subject pursuant to an effective registration statement filed under the 1933 Act, Sellers shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any of the Purchaser Stock Consideration without the prior written consent of the Purchaser and its underwriters. Such limitations shall be in effect for such period of time from and after the effective date of such registration statement as may be requested by the Purchaser and such underwriters; provided, however, that in no event shall such period exceed one hundred eighty (180) days after the effective date of the registration statement filed with respect to such underwritten public offering (the “Lock-Up Period”). Notwithstanding the foregoing, if, during the last seventeen (17) days of the Lock-Up Period, Purchaser issues an earnings release or material news or a material event relating to the Purchaser occurs, or prior to the expiration of the Lock-Up Period, the Purchaser announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the Lock-Up Period, the Lock-Up Period shall be extended and the restrictions imposed by this agreement shall continue to apply until the expiration of the eighteen (18)-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless Purchaser waives, in writing, such extension.

(b) In the event of any stock dividend, stock split, recapitalization or other change affecting the Purchaser Stock Consideration effected without receipt of consideration, then any new, substituted or additional securities distributed with respect to the Purchaser Stock Consideration shall be immediately subject to the provisions of this Section 4.10, to the same extent the Purchaser Stock Consideration is at such time covered by such provisions.

(c) In order to enforce the limitations of this Section 4.10, the Purchaser may impose stop-transfer instructions with respect to the Purchaser Stock Consideration until the end of the applicable stand-off period.

Section 4.11. Certain Employment Matters.

(a) No Right to Continued Employment or Benefits. Purchaser is not under any obligation to hire or retain any Employee, or provide any Employee with any particular benefits, or make any payments or provide any benefits to those Employees whom the Purchaser chooses not to employ or subsequently terminates.

(b) Termination of Employment with the Company. Prior to the Closing Date, Purchaser may deliver to the Company a schedule of Employees whom the Company shall terminate (the “Terminated Employees”), effective as of the Closing Date. The Company shall satisfy in full all Termination Payments with respect to the Terminated Employees.

(c) FICA, Employment Taxes. The Company shall be responsible for all FICA, payroll and employment Taxes relating to each Employee until the later of termination of his or her employment with the Company or the Closing Date. The Purchaser shall be responsible for all FICA, payroll and employment taxes relating to the Employees commencing from the Closing Date.

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(d) 401(k) Plan. Effective as of the day immediately preceding the Closing Date, the Company shall terminate each Benefit Arrangement intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plan(s)”) pursuant to resolutions of the Board (unless the Purchaser provides written notice to the Company no later than five (5) Business Days prior to the Effective Date that such 401(k) Plan(s) shall not be terminated). In connection with such termination, the Company shall make such amendments to the 401(k) Plan(s) as required by applicable Law. The Company shall provide the Purchaser with evidence that such 401(k) Plan(s) have been so terminated (effective no later than the date stated above). The form and substance of such resolutions shall be subject to review and approval of the Purchaser.

Section 4.12. Financial Statements. The Company shall take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to provide the Purchaser with the Financial Statements and a review of the Company’s financial information for any subsequent period ended on or before the Closing Date and the corresponding interim periods for the prior year, including executing such management and other representation letters as shall be requested by an independent auditor (the “Auditor”), so that Auditor is able to complete its audit and review of the Financial Statements. The Financial Statements shall be prepared and audited or reviewed, as applicable, in a manner meeting the requirements of Regulation S-X adopted under the Securities Act and shall be suitable for inclusion in a Form 8-K filing with the SEC. The Company shall, and shall cause each of its officers and employees to, (1) provide to Auditor all information, documents and assistance reasonably requested by Auditor in connection with the audit and review of the Financial Statements and other financial information, and (2) provide reasonable assistance to Purchaser in preparing pro forma financial statements that reflect the effect of the acquisition by the Purchaser of the Company for such periods required by Regulations S-X under the Securities Act.

Section 4.13. Stockholder Matters.

Immediately following the execution of this Agreement, the Company shall use its reasonable best efforts to obtain the Requisite Stockholder Approval within the time frame provided in Section 6.1(b)(iv) or, if not obtained within such time frame, as soon as practicable thereafter. Once the Requisite Stockholder Approval has been obtained, the Company will provide to Purchaser a certificate of the Secretary of the Company certifying that the Requisite Stockholder Approval has been obtained in accordance with the CGCL and the Fundamental Documents.

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Section 4.14. Sellers Representative; Power of Attorney.

(a) By virtue of the adoption of this Agreement and the delivery of the Requisite Stockholder Approval, each Seller hereby initially appoints, as of the Effective Date, Dennis Saadeh (together with his permitted successors, the “Seller Representative”), as his or her true and lawful agent and attorney-in-fact to enter into any transactions contemplated by this Agreement, and to: (i) give and receive notices and communications to or from Purchaser (on behalf of itself or any other Indemnified Party) except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Seller individually; (ii) authorize deliveries to Purchaser of cash to pay any Closing Adjustment in Purchaser’s favor or make payment in satisfaction of Claims, including Tax Claims, asserted by Purchaser (on behalf of itself or any other Indemnified Party), (iii) objecting or not objecting to the Closing Statement; (iv) settle or defend any Claims, including Tax Claims, and consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, including Tax Claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Seller or by any such Seller against any Indemnified Party or any dispute between any Indemnified Party and any such Seller, in each case relating to this Agreement or the transactions contemplated hereby; (vi) amend this Agreement or other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b) Dennis Saadeh hereby accepts his appointment as Seller Representative.

(c) The person serving as the Seller Representative may be replaced from time to time by written consent of the Sellers upon not less than three (3) days’ prior written notice to Purchaser, unless exigent circumstances reasonably require Sellers to replace the Seller Representative on less than three days’ notice. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his services. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers.

(d) The Seller Representative shall not be liable to any Seller for any act done or omitted hereunder as the Seller Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall jointly and severally indemnify the Seller Representative and hold him harmless against any Loss incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Seller Representative may arrange to receive reimbursement directly from the Sellers for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Seller Representative in the performance or discharge of his rights and obligations under this agreement; provided, however, that neither Purchaser nor the Company shall have any liability with respect to such items.

(e) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller and each Seller Indemnified Party.

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(f) Any and all claims and disputes by any Seller Indemnified Party, the Seller Representative and/or any one or more Sellers relating to this Agreement or the transactions contemplated hereby shall in the case of any claim or dispute asserted by or involving any such Seller (other than any claim against or dispute with the Seller Representative), be asserted or otherwise addressed solely by the Seller Representative on behalf of such Seller (and not by such Seller acting on its own behalf).

Section 4.15. Listing of Purchaser Common Stock. The Purchaser hereby agrees to use reasonable efforts to maintain the listing or quotation of its common stock on the Nasdaq Capital Market or other similar trading market or exchange.

Section 4.16. Bylaw Provision Restricting Transfer of Shares. Each Seller and the Company hereby waive the application of Article V, Section 8 of the Company’s Bylaws (the “Notice and ROFR Provision”) in its entirety and agree to raise no claim under the Notice and ROFR Provision in connection with the transactions contemplated by this Agreement.

ARTICLE V.
CONDITIONS TO CLOSING

Section 5.1. Conditions to the Obligations of the Company, the Purchaser and the Sellers. The obligations of the Company, the Purchaser and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) no provision of applicable Law or Order shall be in effect prohibiting the consummation of the transactions contemplated hereby; and

(b) no Proceeding shall have been instituted or threatened by any Governmental Entity or any Person seeking to prohibit, materially restrict or delay, declare illegal or to enjoin or obtain material damages in respect of the consummation of the transactions contemplated hereby.

Section 5.2. Other Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Purchaser of the following further conditions:

(a) (i) the representations and warranties of the Sellers set forth in Section 2.6 and Section 2.10 shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though made on the Closing Date, and (ii) the representations and warranties of the Sellers set forth in ARTICLE II hereof (other than as set forth in (i) above) that are qualified by “materiality” or “Material Adverse Effect” (or any variation thereof) shall be true and correct and such representations and warranties of the Sellers that are not so qualified shall be true and correct in all material respects, in each case, as of the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;

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(b) the Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Sellers and the Company, respectively, under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, the Sellers shall have delivered, or caused to be delivered, the following closing documents in form and substance reasonably acceptable to Purchaser:

(i) a certificate of the Sellers, dated as of the Closing Date, to the effect that the conditions specified in Section 5.2(a) and Section 5.2(b) have been satisfied;

(ii) certified copies of resolutions of the Company Board, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby.

(d) all consents, authorizations and approvals set forth on Schedule 5.2(d) and all other consents, authorizations and approvals required to consummate the transactions contemplated hereby (which, for the avoidance of doubt, includes all material consents, authorizations and approvals of Governmental Entities and other Persons required for the Purchaser to continue, immediately following the Closing, the businesses and operations of the Company as currently conducted or as conducted prior to Closing) shall have been obtained in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect on the Closing Date;

(e) no Material Customer shall have terminated or adversely changed its relationship with the Company, nor shall have the Company received notification that any such Material Customer intends to terminate or adversely change such relationship;

(f) prior to or at the Closing, the Sellers shall have delivered the items contemplated by Section 1.3(a);

(g) if not owned by Company, Sellers and their Affiliates granting to Purchaser and its Affiliates an exclusive license to use the “Park” name and related marks and logos whether registered or unregistered, if any, for commercial purposes related to the healthcare industry;

(h) there has been no Material Adverse Effect on the business, results of operations, prospects, condition (financial or otherwise) or Assets of the Company or the Business;

(i) Company shall have terminated all Contracts with its Affiliates; and

(j) Company shall have obtained the Requisite Stockholder Approval.

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Section 5.3. Other Conditions to the Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and the Seller Representative of the following further conditions:

(a) the representations and warranties of Purchaser set forth in ARTICLE III hereof that are qualified by materiality (or any variation thereof) shall be true and correct and such representations and warranties of the Purchaser that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;

(b) the Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, the Purchaser shall have delivered the following closing documents in form and substance reasonably acceptable to the Company:

(i) a certificate of an authorized officer of the Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 5.3(a) and Section 5.3(b) have been satisfied; and

(ii) a certified copy of the resolutions of Purchaser’s Board Approval;

(d) Purchaser continues to be a listed company on the Nasdaq Capital Market or a comparable exchange and there being no trading suspension in respect of Purchaser’s securities.

(e) prior to or at the Closing, the Purchaser shall have taken, or caused to be taken, the actions, and delivered the items, contemplated by Section 1.3(b).

Section 5.4. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE V to be satisfied to excuse such Party’s obligation to consummate the transactions contemplated hereby if such failure was caused by such Party’s failure to use the standard of efforts required from such Party to consummate the transactions contemplated by this Agreement, including as required by and subject to Section 4.4.

ARTICLE VI.
TERMINATION; AMENDMENT; WAIVER

Section 6.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Seller Representative;

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(b) by the Purchaser, (i) if any of the representations or warranties of the Sellers set forth in ARTICLE II shall not be true and correct or if the Company or either Seller has failed to perform any covenant or agreement on the part of such Seller or the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 5.2(a) or Section 5.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to the Seller Representative; provided that Purchaser is not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 5.2(a) or Section 5.2(b) from being satisfied, (ii) if there shall have occurred an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Purchaser, (iii) if the Purchaser is not satisfied with the results of its review of, and the due diligence investigation with respect to, the Business or the Company, or (iv) if the Company has not delivered copies of the Requisite Stockholder Approval by 5:00 p.m., prevailing Pacific Time, on the fifth (5th) Business Day after the Effective Date;

(c) by the Seller Representative, if any of the representations or warranties of Purchaser set forth in ARTICLE III shall not be true and correct or if Purchaser has failed to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 5.3(a) or Section 5.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to Purchaser; provided that neither Seller nor the Company is then in breach of this Agreement so as to cause the condition to Closing set forth in Section 5.3(a) or Section 5.3(b) from being satisfied;

(d) by either Party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to February 28, 2015 (the “Termination Date”); provided, that the Party seeking to terminate this Agreement pursuant to this Section 6.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; and

(e) by any Party, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 6.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have primarily contributed to the occurrence of the failure of a condition to the consummation of the transactions contemplated hereby.

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Section 6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Purchaser, the Sellers or the Company or their respective officers, directors or equity holders) with the exception of: (i) the provisions of this Section 6.2, Section 4.5 and ARTICLE VIII, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (ii) any liability of any Party for Losses incurred by the other Parties hereto resulting from such Party’s fraud or breach of this Agreement prior to such termination.

Section 6.3. Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Purchaser and the Seller Representative (on behalf of the Sellers and the Company). This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 6.3 shall be void.

Section 6.4. Extension; Waiver. Subject to Section 6.1(d), at any time prior to the Closing, the Seller Representative (on behalf of the Sellers and the Company) may (a) extend the time for the performance of any of the obligations or other acts of the Purchaser contained herein, (b) waive any inaccuracies in the representations and warranties of the Purchaser contained herein or in any document, certificate or writing delivered by the Purchaser pursuant hereto or (c) waive compliance by the Purchaser with any of the agreements or conditions contained herein. Subject to Section 6.1(d), at any time prior to the Closing, the Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and the Sellers contained herein or in any document, certificate or writing delivered by the Company or the Sellers pursuant hereto or (iii) waive compliance by the Company and the Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE VII.
SURVIVAL AND INDEMNIFICATION

Section 7.1. Survival of Representations, Warranties. Each of the representations and warranties made by the Sellers and the Purchaser in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing for a period terminating on the later of (a) the date that is twelve (12) months after the Closing Date, and (b) with respect to actions brought pursuant to this ARTICLE VII before the expiration of the survival period of the applicable representation or warranty, on the date such claim is finally liquidated or otherwise resolved; provided, however, that (i) the representations and warranties in Section 2.16 (Tax Matters), Section 2.17 (Intellectual Property), Section 2.23 (Labor Matters), Section 2.24 (Employee Benefits) and Section 2.26 (Environmental Matters) (the “SOL Representations” and, together with the Fundamental Representations, the “Excluded Representations”), shall survive for a period terminating sixty (60) days after the expiration of the applicable statute of limitations period (including any duly effectuated extensions and duly granted waivers), and (ii) the Fundamental Representations shall survive until three (3) years after the last ending applicable statute of limitation period for the SOL Representations as in effect as of the date hereof. The covenants and agreements of the Sellers and the Purchaser in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement shall survive in accordance with their respective terms. For the avoidance of doubt, it is the express intent of the Parties (i) that the representations and warranties made by them herein and in any schedule, instrument or other document delivered pursuant hereto survive until the termination of their respective survival periods provided in this Section 7.1, (ii) that the representations and warranties made by them herein and in any schedule, instrument or other document delivered pursuant hereto shall forever terminate at the end of such their respective survival periods for all purposes, and (iii) that any action based on a breach of a representation and/or warranty made herein and in any schedule, instrument or other document delivered pursuant hereto must be brought before the termination of the relevant survival period or forever be barred.

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Section 7.2. Indemnification by the Sellers.

(a) From and after the Closing, the Sellers shall jointly and severally indemnify and hold harmless the Purchaser, the Company and their respective officers, directors (or Persons in similar positions), parent and subsidiary entities, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against, and pay on behalf of or reimburse such Purchaser Indemnified Party for, any Loss which any such Purchaser Indemnified Party may suffer or sustain, as a result of:

(i) any misrepresentation or breach of a representation or warranty of either Seller, or any allegation by a third party of a misrepresentation or breach of a representation or warranty, set forth in this Agreement (including the Disclosure Schedules) or any certificate, schedule, exhibit or annex or other document furnished by either Seller pursuant to this Agreement;

(ii) any failure of either Seller to perform or observe any term, provision, covenant or agreement contained in this Agreement or in any schedule, instrument or other document delivered pursuant to or made part of this Agreement;

(iii) any Indemnified Taxes;

(iv) any Indebtedness other than the Payables existing at and as of the Closing Date but which is not reflected in either the Estimated Closing Balance Sheet, or the Closing Statement; or

(v) any Seller Broker Fees.

Section 7.3. Indemnification by the Purchaser.

(a) From and after the Closing, the Purchaser and the Company shall jointly and severally indemnify and hold harmless the Sellers and any entities owned by them and any officers and directors thereof (or Persons in similar positions), and the heirs, successors and assigns of any of them (collectively, the “Seller Indemnified Parties”) from and against, and pay on behalf of or reimburse such Seller Indemnified Party for, any Loss which any such Seller Indemnified Party may suffer or sustain as a result of:

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(i) any misrepresentation or breach of a representation or warranty of the Purchaser, or any allegation by a third party of a misrepresentation or breach of a representation or warranty of Purchaser, set forth in this Agreement or any certificate, schedule, exhibit or annex or other document furnished by the Purchaser pursuant to this Agreement; or

(ii) any Purchaser Broker Fees; or

(iii) any failure of the Purchaser to perform or observe any term, provision, covenant or agreement contained in this Agreement or in any schedule, instrument or other document delivered pursuant to or made part of this Agreement.

Section 7.4. Limitations on Indemnification.

(a) Other than in the case of fraud, willful breach or intentional misrepresentation, the aggregate Liability of any Person required to provide indemnification under this ARTICLE VII (each, an “Indemnifying Party”) in respect of all Losses for which an Indemnifying Party shall indemnify a Person entitled to indemnification under this ARTICLE VII (each an “Indemnified Party”) pursuant to Section 7.2(a)(i) or Section 7.3(a)(i), as the case may be, shall not exceed five hundred thousand dollars ($500,000) (the “Cap”); provided, however, that the Cap shall not apply to Losses suffered by any Indemnified Parties with respect to breaches of the Excluded Representations, for which the maximum amount recoverable by any such Indemnified Party shall be an amount equal to the Purchase Price.

(b) An Indemnifying Party shall have no Liability in respect of any Loss for which such Indemnifying Party shall indemnify an Indemnified Party pursuant to Section 7.2(a)(i) or Section 7.3(a)(i), as the case may be, unless and until the amount that would otherwise be recoverable from the Indemnifying Party in respect of any such Loss, when aggregated with any other amounts so recoverable from such Indemnifying Party pursuant to this ARTICLE VIII, exceeds sixty thousand dollars ($60,000) (the “Threshold”), and in the event the aggregate amount of any such Loss exceeds the Threshold, the Indemnifying Party shall be responsible for the aggregate amount of any such Loss, regardless of the Threshold, subject to the Cap; provided, however, such Threshold shall not apply to any Loss suffered by an Indemnified Party with respect to breaches of the Excluded Representations, fraud, willful breach or intentional misrepresentation, though Losses suffered with respect to breaches of the Excluded Representations or fraud, willful breach or intentional misrepresentation shall be aggregated for purposes of determining whether other Losses exceed the Threshold.

(c) For purposes of determining whether there has been a breach of any representation or warranty contained in this Agreement, or the amount of any Loss related to a breach of any representation or warranty contained in this Agreement, the representations and warranties contained in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications contained therein.

(d) All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and any claims may be brought by an Indemnified Party under this ARTICLE VII, regardless of any investigation, inquiry or examination made for or on behalf of, or any Knowledge of, any Indemnified Party, or the acceptance by the Purchaser or the Sellers of any certificate or opinion.

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(e) In the event that the Sellers shall have an indemnification obligation to any Purchaser Indemnified Party, the Purchaser shall have the right to offset the amount thereof against any portion of the Purchase Price owed to the Sellers, including, without limitation, the Deferred Consideration (but not including any amount due to either Seller in her or his capacity as employee under her or his Employment Agreement), and any such offset shall be deemed to satisfy the indemnification obligation to which it relates to the extent of the offset. If the Seller Representative has disputed any claim for Loss by any Purchaser Indemnified Party in accordance herewith and such dispute has not been resolved, the Purchaser shall have the right to offset the amount of such Loss against any portion of the Purchase Price owed to the Sellers (but not including any amount due to either Seller in her or his capacity as employee under her or his Employment Agreement), until such claim has been resolved pursuant to (a) a written settlement agreement entered into by the Purchaser and the Seller Representative or (b) a final decision, order or award issued in accordance with Section 1.5, Section 8.12 and Section 8.13, as applicable.

(f) Subject to Section 7.5(a), no exercise of, nor failure to exercise, the rights set forth in this Section 7.4 shall constitute an election of remedies or limit any Indemnified Party’s other rights hereunder or otherwise. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which any Indemnified Party is or may be entitled at law or equity or under this Agreement (including any exhibits hereto). The exercise of rights in good faith hereunder, whether or not ultimately determined to be justified, shall not constitute a breach of any covenant hereunder.

(g) In the event any Loss related to a claim by an Indemnified Party is covered by insurance, the Indemnified Party shall not be entitled to recover from the Indemnifying Party (and shall refund amounts received up to the amount of indemnification actually received) with respect to such Loss (but only to the extent the Indemnified Party actually receives an insurance payment with respect to such covered claim and except to the extent any additional amounts become payable to the insurer through adjustments to past, present or future premiums or other similar mechanisms within the three (3)-year period following the date of the claim giving rise to such adjustments).

Section 7.5. Claim Procedures.

(a) Notice. Each Indemnified Party agrees that after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this ARTICLE VII, such Indemnified Party shall promptly (but in no event later than one hundred twenty (120) days after becoming aware of such facts) assert its claim for indemnification under this ARTICLE VII (each a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party specifying, in reasonable detail, the nature and basis for such Claim. All Claim Notices delivered by the Purchaser Indemnified Parties to Sellers as Indemnifying Party shall be given to the Seller Representative. Notwithstanding the foregoing, an Indemnified Party’s failure to send or delay in sending a Claim Notice within such one-hundred-twenty (120)-day period will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim (i) except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay, and (ii) except that a failure to send a Claim Notice in respect of a Loss as to which a Claim may otherwise be made hereunder prior to sixty (60) days after the survival period for such Loss shall unconditionally relieve an Indemnifying Party from her, his, or its indemnification obligations with respect to such Loss.

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(b) If any Proceeding is begun, made or instituted by a third party, other than a Tax Claim, as a result of which an Indemnifying Party may become obligated to an Indemnified Party hereunder, such Indemnified Party shall promptly give written notice to the Indemnifying Party, or the Seller Representative, as applicable. The Indemnifying Party agrees to defend, contest or otherwise protect the Indemnified Party against any Proceeding at its sole cost and expense. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such Proceeding or send a reservation of rights as set forth in clause (A) below, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding, and the Indemnifying Party shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party. If the Indemnifying Party assumes the defense of any Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, unless the Purchaser delivers written notice to the Indemnified Party reserving the right to deny indemnification and/or defense of the Proceeding thereafter (in which case the Indemnified Party may assume the defense of such Proceeding unless such reservation of rights is withdrawn within thirty (30) days), (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of Law and no adverse effect as to any Indemnified Party on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claims effected without its consent.

(c) Tax Claims. Notwithstanding anything herein to the contrary, if any Proceeding for or with respect to Taxes of which indemnity may be sought against the Sellers (a “Tax Claim”) is asserted in writing against the Purchaser, the Purchaser shall notify the Seller Representative of such Tax Claim within fifteen (15) Business Days of receipt thereof, or such earlier time if necessary in order to allow the Seller Representative to timely respond to such Tax Claim and shall give the Seller Representative such information with respect thereto as the Seller Representative may reasonably request; provided, however, that the Purchaser’s failure or delay to give such prompt notice shall not relieve the Sellers of any of their indemnification obligations under this Section 7.5(c) except to the extent and only to the extent a Seller is materially prejudiced by such failure or delay. The Sellers may discharge, at any time, their indemnification obligations under this Section 7.5(c) by paying to the Purchaser the amount payable pursuant to such Tax Claim calculated as of the date of such payment. The Sellers may, at their own expense, participate in such Tax Claim and, upon notice to Purchaser, jointly control (in the case of Tax Claims with respect to Straddle Periods) or assume (in the case of Tax Claims that relates solely to a taxable period ending on or before the Closing Date) the defense of any such Tax Claim. If the Sellers assume such defense, the Sellers shall have the sole discretion as to the conduct of such defense; provided that, (i) the Purchaser shall have the right (but not the duty) to observe and comment on the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Sellers, (ii) to the extent that the settlement of such Tax Claim could be expected to have an adverse effect on the liability for Taxes of the Company with respect to any taxable period ending after the Closing Date, the Sellers may not settle any such Tax Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed and (iii) the Sellers shall keep the Purchaser informed of material developments relating to such Tax Claim. Whether or not the Sellers choose to defend or prosecute any claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof. If the Sellers elect not to assume the defense of any Tax Claim under this Section 7.5(c), then the Purchaser shall have the right (but not the obligation) at its election to assume the defense of such Tax Claim, and defend or prosecute such Tax Claim (including any settlement, or compromise thereof) as the Purchaser shall determine in its sole discretion.

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Section 7.6. Treatment of Indemnification Payments. Any amounts payable under this ARTICLE VII shall, for all purposes, be treated by the Purchaser and the Sellers as an adjustment to the Purchase Price. The Purchaser shall have a right of set-off against any monies deducted, withheld or retained or any monies which may be due or become due to the Sellers under this Agreement or otherwise (but not against any amount due to either Seller in her or his capacity as employee under her or his Employment Agreement) and any such set-off shall be deemed to satisfy the indemnification obligation to which it relates to the extent of the offset to satisfy any claims by the Purchaser against the Sellers for any Loss arising under this Agreement or any documents delivered pursuant hereto.

Section 7.7. Exclusive Remedy. From and after the Closing, other than in the case of fraud, willful breach or intentional misrepresentation, the sole and exclusive remedy for any breach or misrepresentation, or alleged breach or misrepresentation, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this ARTICLE VII; provided, that nothing herein shall limit the availability of remedies pursuant to Section 8.10.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

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Section 8.2. Expenses. Except as otherwise provided herein, each of the Parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. For the avoidance of doubt, neither the Purchaser nor the Company shall be responsible for any expenses of the Sellers in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, solely in the event that the Closing occurs, Purchaser shall upon request reimburse Sellers for professional fees incurred in connection with this Agreement up to a maximum of fifty thousand dollars ($50,000) upon the presentation of reasonable documentation by Sellers.

Section 8.3. Entire Agreement. This Agreement, the Employment Agreement and the Lease Agreement and the other agreements and instruments delivered pursuant to the terms of this Agreement (collectively, the “Transaction Documents”) constitute the entire agreement among the Parties hereto and thereto with respect to the respective subject matters of such Transaction Documents, and each supersedes any other prior and contemporaneous understandings, agreements or representations by or among such Parties, whether written or oral, that may have related in any way to the subject matter hereof or thereof, including, without limitation, any letter of intent, as amended, dated as of or prior to the date hereof, among any of the Company, the Seller, Seller Representative and/or the Purchaser or its Affiliates.

Section 8.4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto; provided, however, that the Purchaser may assign any of its respective rights and/or obligations under this Agreement to (a) any Affiliate of the Purchaser, (b) any Person who shall acquire substantially all of the Assets of the Purchaser or a majority in voting power of the capital shares or equity interests of the Purchaser (whether pursuant to a merger, consolidation, sale of equity interests or otherwise) and (c) any lender of the Purchaser (or any agent therefor) for security purposes and the assignment thereof by any such lender or agent to the Purchaser in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto.

Section 8.5. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

Section 8.6. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, facsimiled or emailed (which facsimile or email shall not constitute notice unless the recipient thereof acknowledges receipt in writing or if the recipient acts upon the notice so delivered), sent by nationally recognized overnight courier, postage prepaid, to the Parties hereto at the following respective addresses (or at such other address for any such Party as shall be specified by like notice), with a copy by email (which shall not constitute notice, unless the recipient thereof acknowledges receipt in writing or if the recipient acts upon the notice so delivered):

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If to the Purchaser:

Imprimis Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Facsimile: (858) 345-1745
Email: mark@imprimispharma.com
Attention: Mark L. Baum

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
Facsimile: (858) 523-2810
Email: SRowles@mofo.com
Attention: Steven G. Rowles

If to the Sellers or the Seller Representative:

9257 Research Drive

Irvine, CA 92618
Facsimile: (949) 551-1950
Email: Dennis@ParkRx.com
Attention: Dennis Saadeh

with a copy to (which shall not constitute notice):

Wojcik Law Firm, P.C.

99 Hudson Street, Fifth Floor

New York, New York 10013
Facsimile: (888) 784-1474
Email: TWojcik@WojcikLawFirm.com
Attention: Thaddeus Wojcik

If to the Company (before Closing), to:

9257 Research Drive

Irvine, CA 92618
Facsimile: (949) 551-1950
Email: Dennis@ParkRx.com
Attention: Dennis Saadeh

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with a copy to (which shall not constitute notice):

Wojcik Law Firm, P.C.

99 Hudson Street, Fifth Floor

New York, New York 10013

Facsimile: (888) 784-1474

Email: TWojcik@WojcikLawFirm.com
Attention: Thaddeus Wojcik

If to the Company (after Closing), to:

Imprimis Pharmaceuticals, Inc.

c/o Park Compounding, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Facsimile: (858) 345-1745
Email: mark@imprimispharma.com
Attention: Mark L. Baum

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
Facsimile: 858-720-5125
Email: SRowles@Mofo.com
Attention: Steven Rowles

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by facsimile or electronic mail, on the date of such delivery if (but only if) receipt thereof is acknowledged in writing by the recipient or if the recipient acts upon the notice so delivered, and (c) in the case of delivery by nationally recognized overnight courier, on the date of delivery as confirmed by such courier.

Section 8.7. Incorporation of Annexes, Appendices, Disclosure Schedule and Exhibits. The annexes and appendices attached hereto, the Disclosure Schedule and the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 8.8. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

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Section 8.9. Independence of Representations and Warranties. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 8.10. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any agreements contemplated hereby were not performed in accordance with the terms hereof and thereof. Accordingly, the Parties agree that, in addition to all other remedies available to the Parties at Law or in equity, each of them shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to specific performance of the terms hereof.

Section 8.11. Further Assurances. Each Party hereto, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

Section 8.12. Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.13. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of California, without giving effect to any choice of law or conflicting provision or rule that would cause the Laws of any jurisdiction other than the State of California to be applied. In furtherance of the foregoing, the Laws of the State of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

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Section 8.14. Jurisdiction and Service of Process. Any suit, action or proceeding brought by any Party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court located in the County of San Diego, California, or the federal court in the Southern District of California. Each Party hereto hereby submits to the jurisdiction of any such court located in the County of San Diego, California, or the federal court in the Southern District of California having subject matter jurisdiction in any suit, action or proceeding brought by any other Party hereto seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing each Party hereto hereby agrees that service of process on such Party in accordance with the provisions of this Section 8.14 in respect of any such suit, action or proceeding shall be deemed effective service of process on such Party.

Section 8.15. Waiver of Jury Trial. Each of the Parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other document.

Section 8.16. Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chief Executive Officer

DENNIS SAADEH

/s/ Dennis Saadeh

TINA SULIC-SAADEH

/s/ Tina Sulic-Saadeh

SOUTH COAST SPECIALTY COMPOUNDING (D/B/A PARK COMPOUNDING)

By:	/s/ Dennis Saadeh
Name:	Dennis Saadeh
Title:	President

SELLER REPRESENTATIVE

By:
Name:	Dennis Saadeh

[Signature Page to Stock Purchase Agreement]

APPENDIX A

DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any (a) officer, director, partner, member or manager of such Person, (b) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person) and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The terms “control” and “controlled” include, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of California, are not open for the transaction of normal banking business.

“Cash” means all cash on hand, or in bank accounts, cash equivalents and short-term investments.

“CGCL” means the California General Corporation Law, as amended.

“Cleanup” means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing Balance Sheet” means a balance sheet of the Company prepared as of 11:59 p.m., prevailing Pacific Time, on the Closing Date.

“Closing Working Capital” means the book value of the total current Assets of the Company (including Cash, but excluding any Tax assets of the Company) less the book value of the total current liabilities of the Company (excluding (i) any income Tax Liabilities of the Company, (ii) Indebtedness and (iii) Non-Ordinary Course Liabilities, in each of case (ii) and (iii) above, to the extent it reduces the Closing Payment pursuant to Section 1.5), in each case determined as of 11:59 p.m., prevailing Pacific Time, on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Confidentiality Agreement” means that certain confidentiality agreement by and between the Purchaser and the Sellers, dated July 31, 2014.

“Company Intellectual Property” means all Intellectual Property owned, purported to be owned, used or held for use by the Company, including, without limitation, the Listed Intellectual Property.

“Competitive Activities” means the development, production, solicitation of sales or sales of pharmaceutical compounds.

“Contracts” means any and all written and unwritten agreements, contracts, deeds, arrangements, purchase orders and other instruments and interests therein, and all amendments thereof.

“Disclosure Schedule” means the disclosure schedule with respect to the representations, warranties and covenants of the Sellers and of the Purchaser contained in this Agreement, with sections corresponding to the numbered and lettered sections contained herein, delivered separately by the Sellers to the Purchaser and by the Purchaser to the Sellers, respectively, simultaneously with the execution and delivery of this Agreement.

“Employees” means employees of the Company.

“Encumbrance” means any claim, Lien (statutory or other), pledge, option, charge, easement, security interest, right-of-way, encroachment, encumbrance, mortgage or other rights of third parties.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Sellers, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Estimated Closing Balance Sheet” means an estimated balance sheet of the Company prepared as of 11:59 p.m., prevailing Pacific Time, on the Closing Date.

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“Estimated Closing Working Capital” means the estimated book value of the total current Assets of the Company (excluding Cash and Tax assets of the Company) less the estimated book value of the total current Liabilities of the Company (excluding (i) any income Tax Liabilities of the Company, (ii) Indebtedness and (iii) Non-Ordinary Course Liabilities, in each of case (ii) and (iii) above, to the extent it reduces the Closing Payment pursuant to Section 1.5), in each case determined as of 11:59 p.m., prevailing Pacific Time, on the Closing Date in accordance with GAAP, as set forth on the Estimated Closing Balance Sheet.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time including any amendments thereto. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws, each as may be amended from time to time.

“Fundamental Representations” means the representations and warranties contained in Section 2.1 (Organization; Good Standing; Qualification and Power), Section 2.2 (Authorization), Section 2.3 (Title to Shares), Section 2.6 (Capitalization of the Company), Section 2.7 (Subsidiaries) and Section 2.30 (Brokers) herein; and Section 3.1 (Organization; Good Standing; Qualification and Power), Section 3.2 (Authorization), and Section 3.7 (Brokers or Finders).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency, tribunal, department, bureau or commission or other governmental authority or instrumentality, domestic or foreign, federal, state or local.

“Hazardous Materials” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under Environmental Law, including petroleum or petroleum by-products, asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyl, radioactive material or radon.

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“Health Care Legal Requirement” means, with respect to the Company and the Business, any legal requirement relating to health care regulatory matters, including, (a) 42 U.S.C. 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes” or “Anti-Kickback Statutes” (b) 42 U.S.C. 1395nn, which is commonly referred to as the “Stark Statute,” (c) 31 U.S.C. 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) 42 U.S.C. 1320d through 1320d-8 and 42 C.F.R. 160, 162 and 164, which is commonly referred to as the “Health Insurance Portability and Accountability Act of 1996,” (e) applicable Laws of the U.S. Food and Drug Administration and all regulations promulgated thereunder, (f) applicable Laws of the U.S. Drug Enforcement Administration and all regulations promulgated thereunder, (g) applicable state anti-kickback laws, (h) state information privacy and security laws, and (i) state laws governing the licensure and operation of pharmacies, including, without limitation, California Business and Professions Code Chapter 9. Health Care Legal Requirement does not include any Environmental Laws.

“Indebtedness” means, with respect to the Company, and without duplication: (a) any obligation of such Person for borrowed money, whether or not reflected on the face of the balance sheet contained in the Financial Statements, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness prepaid or becoming due as a result of this transaction; (b) any unpaid interest and bank fees owing on any such indebtedness described in clause (a); (c) all obligations in respect of purchase money liens and capitalized leases (calculated in accordance with GAAP); (d) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (e) all obligations of the Company for deferred purchase price earn-out or similar contingent payment obligations (whether or not currently payable and to the fullest extent payable); (f) all obligations of the Company relating to retention payments, change of control/transaction-related or similar bonuses and payments (including severance payments), in each case which become payable in connection with or as a result of the Closing; (g) all obligations of the Company relating to any accrued but unpaid amounts owing to any Employees, including, without limitation, any “back-pay” or equivalent thereof; (h) any other obligation that, in accordance with GAAP, would be required to be reflected as debt on the balance sheet of the Company; and (i) the amount of any guarantees of Indebtedness of the type described in clauses (a) through (i) above of any other Person.

“Indemnified Taxes” means (a) any Liability for Taxes of the Company for any Pre-Closing Tax Period; (b) any Liability attributable to any misrepresentation or breach of warranty made by either Seller in Section 2.16; and (c) any Liability for Taxes attributable to any failure to comply with any of the covenants or agreements of each Seller under this Agreement; in each case, other than and expressly excluding (i) any current Liability for Taxes included in the calculation of Closing Working Capital and (ii) the portion of any Transfer Taxes to be paid by Purchaser under Section 4.9(b). In the case of any Taxes for a Straddle Period, the portion of such Tax that shall be treated as part of the Pre-Closing Tax Period shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (y) in the case of any Tax not included in clause (x) above, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company.

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“Intellectual Property” means all of the following, domestic or foreign and whether registered or unregistered: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, systems, processes, technology, whether patentable or not, and all patents, industrial designs and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software, including interpreted or compiled Source Code, object code, development documentation, programming tools, drawings, specifications and data; (e) copyrights in writings, designs, software, mask works, and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the forgoing; (f) database rights; (g) Internet web sites and domain names; similar proprietary rights; and (h) applications and registrations pertaining thereto.

“Interfering Activities” means directly or indirectly (a) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any Person employed by, as agent of, or a service provider to, the Company within the twelve (12)-month period prior to the Closing to terminate (or, in the case of an agent or service provider, terminate or reduce) such Person’s employment, agency or service, as the case may be, with the Company; provided, that the foregoing shall not be violated by general advertising not targeted at Employees; (b) hiring any Person who was employed by, an agent of, or a service provider to, the Company, within the six (6) month period prior to the date of such hiring; provided, that the foregoing shall not be violated by a hiring for other than Competitive Activities; or (c) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other business relation (or any direct or indirect subsidiary of any such customer, supplier, licensee or other business relation) of the Company to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

“Knowledge” (whether capitalized or not) as to any Person, means all facts of which such Person has actual notice or knowledge or should have notice or knowledge following due inquiry and reasonable diligence; provided, that the phrase “Knowledge of the Sellers” shall include the joint and several Knowledge of the Sellers.

“Law” means any constitution, law, statute, treaty, rule, directive, requirement, regulation or Order of, or promulgated by, any Governmental Entity, and without limiting the foregoing, includes applicable Health Care Legal Requirements.

“Lease Agreement” means the lease agreement by and between the Company, as tenant, with Purchaser as guarantor thereunder of Company’s obligations, and Novel Holdings Partners LLC, as landlord, substantially in the form attached hereto as Exhibit B.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

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“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option or other similar arrangement or interest in real or personal property.

“Loss” means any loss (including, without limitation, incidental and consequential damages and diminutions in value), Liability, demand, claim, action, cause of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, cost, damage (including punitive damages), deficiency, Tax, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, judgment, adjustment, defense or settlement of any of the foregoing.

“Material Adverse Effect” of any Person means any change, development, circumstance, effect, event or fact that (a) has had, or could reasonably be expected to have, a material adverse effect upon the financial condition, business, Assets, Liabilities, prospects or results of operations of such Person, taken as a whole or (b) could reasonably be expected to prevent or materially impede or delay the performance by such Person of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby; provided, however, that any adverse change, event or effect arising from any of the following shall not (other than as expressly excepted by the proviso immediately after the following clause (iii)) be deemed a Material Adverse Effect: (i) changes after the date hereof in general economic conditions in the United States, (ii) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, or (iii) changes after the date hereof in GAAP or Laws applicable to the Company; provided, further, however, that any change, event or effect referred to in clauses (i) through (iii) may be taken into account in determining whether or not there has been a “Material Adverse Effect” to the extent such change, event or effect has a disproportionate adverse effect on the Company, taken as a whole, as compared to other participants in the industry in which the Company operates.

“Non-Ordinary Course Liabilities” of the Company means the amount of any Liabilities of the Company not incurred in the ordinary course of business of the Company, including, without limitation, (a) any Liability for severance or other compensation provided or payable to employees or consultants of the Company (including in connection with the transactions contemplated by this Agreement) and, in each case, any employee withholding Taxes and any employer payroll Taxes thereon, and (b) any transaction fees and expenses of the Company related to the transactions contemplated hereby, including without limitation financial advisory fees, legal fees and expenses, broker and finder fees and expenses of accountants and Transfer Taxes.

“Order” means any judgment, writ, decree, injunction, order, award, compliance agreement or settlement agreement of or with any Governmental Entity or arbitrator.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained, from any Governmental Entity.

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“Permitted Liens” means only (a) Liens for Taxes not yet due and payable; (b) workers or unemployment compensation Liens arising in the ordinary course of business consistent with past practice; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business consistent with past practice securing amounts that are not delinquent or past due or being contested in good faith; and (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the business of the Company as presently conducted or as presently proposed to be conducted.

“Person” shall be construed broadly and shall include an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity and any Governmental Entity (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Period” means any Tax period (or portions thereof as determined pursuant to the penultimate sentence of the definition of Indemnified Taxes) ending on or prior to the Closing Date.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry, audit or investigation before or by a Governmental Entity or an arbitrator.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Requisite Stockholder Approval” means the unanimous approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company.

“Restricted Area” means any political jurisdiction in which the Company or Purchaser engages (or has committed plans to engage) in Competitive Activities as of the Closing Date.

“Restricted Period” means the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338(h)(10) Amount” shall mean, with respect to a Seller, the excess of (i) the amount of U.S. federal and state income Taxes owed by such Seller as a result of her or his receipt of the Purchase Price, assuming a Section 338(h)(10) Election has been made, over (ii) the amount of U.S. federal and state income Taxes owed by such Seller as a result of her or his receipt of the Purchase Price, assuming a Section 338(h)(10) Election has not been made.

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“Section 338(h)(10) Payment” means, with respect to a Seller and in the event a Section 338(h)(10) Election has been made, the Final Section 338(h)(10) Amount plus the product of such amount multiplied by such Seller’s marginal income tax rate applicable to the additional gain recognized as a result of the payment of such amount; provided, however, the aggregate amount of Section 338(h)(10) Payments made by Purchaser shall not exceed $150,000. In the event the aggregate Section 338(h)(10) Payments would have exceeded $150,000 but for the proviso of the preceding sentence, the Section 338(h)(10) Payment (as calculated prior to the application of this sentence) to each Seller shall be adjusted downward, in proportion to the Final Section 338(h)(10) Amounts of the Sellers, such that the aggregate Section 338(h)(10) Payments to the Sellers equals $150,000.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solicitation Restricted Period” means the period commencing on the Effective Date and ending on the fifth (5th) anniversary of the Closing Date.

“Source Code” means, collectively, any software source code or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, including material related documentation.

“Straddle Period” means any Tax period that includes, but do not end on, the Closing Date.

“Subsidiary” means any particular Person (other than an individual) with respect to which a specified Person (or a Subsidiary of such specified Person) has direct or indirect ownership interest.

“Supplier Warranty Claims” means claims for warranty service and/or replacement regarding goods or services sold or provided to the Company by a third party.

“Target Working Capital Amount” means seventy-five thousand dollars ($75,000).

“Tax” or “Taxes” means (i) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not; (ii) Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) Liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in (i) or (ii).

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“Tax Return” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Governmental Entity.

“Total Tax Consideration” shall mean the total amount deemed received by the Company from Purchaser in exchange for the assets of the Company for income Tax purposes pursuant to this Agreement and the Section 338(h)(10) Election, including the Purchase Price, as adjusted hereunder, and any liabilities of the Company properly includible in determining the amount realized by the Company for income Tax purposes in connection with its deemed sale of its assets.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

“Warranty Claims” means claims against the Company, whether brought prior to or following the Closing, arising from the goods and services of the Company sold, serviced, manufactured or delivered prior to the Closing.

Interpretation and Meaning. The definitions in this Appendix A shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Appendices, Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Appendices, Articles, Sections, Exhibits and Schedules shall be deemed references to Appendices, Articles and Sections of, and Exhibits and Schedules to this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP, unless the fact that the Company has not maintained its books and records in accordance with GAAP shall render such meaning confusing, inappropriate or inapplicable, or shall have an inequitable result on the Sellers. Any reference to any supranational, national, federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars.

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EXHIBIT A

(Form of Employment Agreements)

EXHIBIT B

(Form of Lease Agreement)